Filed Pursuant to Rule 424(b)(5)
Registration No. 333-236276

PROSPECTUS SUPPLEMENT

(To Prospectus dated February 5, 2020)

$2,250,000,000

$1,000,000,000 5.400% Senior Notes due 2029

$1,250,000,000 5.600% Senior Notes due 2032

General Motors Company is offering $1,000,000,000 in aggregate principal amount of 5.400% Senior Notes due 2029 (the “2029 Notes”) and $1,250,000,000 in aggregate principal amount of 5.600% Senior Notes due 2032 (the “2032 Notes” and, collectively with the 2029 Notes, the “Notes”).

The 2029 Notes will mature on October 15, 2029 and the 2032 Notes will mature on October 15, 2032. Interest on the Notes will accrue from August 2, 2022. We will pay interest on the Notes semi-annually on April 15 and October 15 of each year, commencing on October 15, 2022. The Notes will be our senior unsecured obligations and will rank equally in right of payment with all of our existing and future senior unsecured indebtedness.

We may, at our option, redeem some or all of the 2029 Notes and the 2032 Notes at any time and from time to time at the applicable redemption prices described under “Description of the Notes—Optional Redemption.”

Investing in the Notes involves risks. See “Risk Factors” beginning on page S-6 of this prospectus supplement, in the accompanying prospectus and in our periodic reports filed from time to time with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement, the accompanying prospectus or any related free writing prospectus. Any representation to the contrary is a criminal offense.

	Per 2029 Note	Total	Per 2032 Note	Total
Price to Public(1)	99.908%	$999,080,000	99.756%	$1,246,950,000
Underwriting Discounts	0.400%	$4,000,000	0.450%	$5,625,000
Proceeds, before expenses, to us(1)	99.508%	$995,080,000	99.306%	$1,241,325,000

(1)	Plus accrued interest, if any, from and including August 2, 2022 to but excluding the delivery date.

The underwriters expect to deliver the Notes to purchasers in book-entry form through the facilities of The Depository Trust Company and its participants, including Euroclear Bank SA/NV (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”), on or about August 2, 2022.

Joint Book-Running Managers

Barclays	BNP PARIBAS Sustainability Agent	BofA Securities	Citigroup

Credit Agricole CIB Sustainability Agent	Goldman Sachs & Co. LLC	J.P. Morgan	Morgan Stanley

Joint Lead Managers

BBVA	Deutsche Bank Securities	IMI – Intesa Sanpaolo	Lloyds Securities
Mizuho Securities	Santander	SOCIETE GENERALE	SMBC Nikko

Co-Managers

COMMERZBANK	ICBC Standard Bank	ING	RBC Capital Markets
Scotiabank	TD Securities	Truist Securities	UniCredit Capital Markets
Wells Fargo Securities	C.L. King & Associates	Loop Capital Markets	Mischler Financial Group, Inc.
Ramirez & Co., Inc.		Siebert Williams Shank

The date of this prospectus supplement is July 28, 2022.

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement, the accompanying prospectus and any related free writing prospectus relate to a registration statement that we filed with the Securities and Exchange Commission (“SEC”) utilizing a shelf registration process. This prospectus supplement and the accompanying prospectus include or incorporate by reference important information about us, the Notes, risks relating to the Notes and other information you should know before investing. You should carefully read this prospectus supplement, the accompanying prospectus and any related free writing prospectus, along with all of the information incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision.

In this prospectus supplement, unless the context indicates otherwise, references to “we,” “our,” “us,” “ourselves,” the “Company,” “General Motors” or “GM” refer to General Motors Company and, where appropriate, its subsidiaries. However, in the “Summary—The Offering,” “Risk Factors,” “Description of the Notes” and “Underwriting” sections of this prospectus supplement, references to “we,” “our,” “us,” “ourselves,” the “Company,” the “Issuer,” “General Motors” or “GM” refer to General Motors Company (parent company only) and not to any of our subsidiaries.

Neither we nor any underwriter has authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement, in the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we nor any underwriter take responsibility for, and neither we nor any underwriter provide any assurance as to the reliability of, any other information that others may give you. We have not, and no underwriter has, authorized any other person to provide you with different information. We are not, and no underwriter is, making an offer to sell the Notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, in the accompanying prospectus, in any document incorporated by reference herein or therein, and in any related free writing prospectus prepared by or on behalf of us or to which we have referred you is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus supplement may add to, update or change the information contained in the accompanying prospectus. If information in this prospectus supplement is inconsistent with information in the accompanying prospectus, this prospectus supplement will apply and will supersede the information in the accompanying prospectus.

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FORWARD-LOOKING STATEMENTS

Forward-looking statements are any statements other than statements of historical fact. Forward-looking statements represent our current judgment about possible future events and are often identified by words like “aim,” “anticipate,” “appears,” “approximately,” “believe,” “continue,” “could,” “designed,” “effect,” “estimate,” “evaluate,” “expect,” “forecast,” “goal,” “initiative,” “intend,” “may,” “objective,” “outlook,” “plan,” “potential,” “priorities,” “project,” “pursue,” “seek,” “should,” “target,” “when,” “will,” “would,” or the negative of any of those words or similar expressions. In making these statements, we rely on assumptions and analysis based on our experience and perception of historical trends, current conditions and expected future developments as well as other factors we consider appropriate under the circumstances. We believe these judgments are reasonable, but these statements are not guarantees of any events or financial results, and our actual results may differ materially due to a variety of important factors, many of which are beyond our control. These factors, which may be revised or supplemented in subsequent reports we file with the SEC, include, among others, the following: (1) our ability to deliver new products, services, technologies and customer experiences in response to increased competition and changing consumer preferences in the automotive industry; (2) our ability to timely fund and introduce new and improved vehicle models, including electric vehicles (“EVs”), that are able to attract a sufficient number of consumers; (3) our ability to profitably deliver a broad portfolio of EVs that will help drive consumer adoption; (4) the success of our current line of full-size SUVs and full-size pickup trucks; (5) our highly competitive industry, which has been historically characterized by excess manufacturing capacity and the use of incentives, and the introduction of new and improved vehicle models by our competitors; (6) the unique technological, operational, regulatory and competitive risks related to the timing and commercialization of autonomous vehicles (“AVs”); (7) risks associated with climate change, including increased regulation of greenhouse gas emissions, our transition to EVs and the potential increased impacts of severe weather events; (8) global automobile market sales volume, which can be volatile; (9) prices and uncertain availability of raw materials and commodities used by us and our suppliers, and instability in logistics and related costs; (10) our business in China, which is subject to unique operational, competitive, regulatory and economic risks; (11) the success of our ongoing strategic business relationships and of our joint ventures, which we cannot operate solely for our benefit and over which we may have limited control; (12) the international scale and footprint of our operations, which exposes us to a variety of unique political, economic, competitive and regulatory risks, including the risk of changes in government leadership and laws (including labor, trade, tax and other laws), political uncertainty or instability and economic tensions between governments and changes in international trade policies, new barriers to entry and changes to or withdrawals from free trade agreements, changes in foreign exchange rates and interest rates, economic downturns in the countries in which we operate, differing local product preferences and product requirements, changes to and compliance with U.S. and foreign countries’ export controls and economic sanctions, differing labor regulations, requirements and union relationships, differing dealer and franchise regulations and relationships, difficulties in obtaining financing in foreign countries, and public health crises, including the occurrence of a contagious disease or illness, such as the COVID-19 pandemic; (13) any significant disruption, including any work stoppages, at any of our manufacturing facilities; (14) the ability of our suppliers to deliver parts, systems and components without disruption and at such times to allow us to meet production schedules; (15) the ongoing COVID-19 pandemic; (16) the success of any restructurings or other cost reduction actions; (17) the possibility that competitors may independently develop products and services similar to ours, or that our intellectual property rights are not sufficient to prevent competitors from developing or selling those products or services; (18) our ability to manage risks related to security breaches and other disruptions to our information technology systems and networked products, including connected vehicles and in-vehicle systems; (19) our ability to comply with increasingly complex, restrictive and punitive regulations relating to our enterprise data practices, including the collection, use, sharing and security of the Personal Identifiable Information of our customers, employees, or suppliers; (20) our ability to comply with extensive laws, regulations and policies applicable to our operations and products, including those relating to fuel economy, emissions and AVs; (21) costs and risks associated with litigation and government investigations; (22) the costs and effect on our reputation of product safety recalls and alleged defects in products and services; (23) any additional tax expense or exposure; (24) our continued ability to develop captive financing capability through GM Financial; and (25) any significant increase in our pension funding requirements.

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For a further discussion of these and other risks and uncertainties, refer to our Annual Report on Form 10-K for the year ended December 31, 2021, as updated by our subsequent filings under the Exchange Act, including Forms 10-Q and 8-K. Consequently, all of the forward-looking statements made in this prospectus supplement and the accompanying prospectus, as well as all of the forward-looking statements incorporated by reference to our filings under the Exchange Act, are qualified by these cautionary statements and there can be no assurance that the actual results or developments that we anticipate will be realized or, even if realized, that they will have the expected consequences to or effects on us and our subsidiaries or our businesses or operations. We caution investors not to place undue reliance on forward-looking statements. We undertake no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other factors that affect the subject of these statements, except where we are expressly required to do so by law.

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SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary describes aspects of our business, the Notes and the offering, but it does not contain all of the information that you should consider in making your investment decision. You should carefully read all of the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, including the “Risk Factors” section beginning on page S-6 of this prospectus supplement, the risk factors in the accompanying prospectus and in our periodic reports filed from time to time with the SEC and our financial statements and related notes, along with all of the information contained in any related free writing prospectus, before making an investment decision.

General Motors Company

Overview

General Motors Company was incorporated as a Delaware corporation in 2009. We design, build and sell cars, trucks, crossovers and automobile parts worldwide. Cruise is our global segment responsible for the development and commercialization of autonomous vehicle technology. We also provide automotive financing services through General Motors Financial Company, Inc. (“GM Financial”).

Automotive

Our automotive operations meet the demands of our customers through our automotive segments: GM North America (GMNA) and GM International (GMI). GMNA meets the demands of customers in North America with vehicles developed, manufactured and/or marketed under the Buick, Cadillac, Chevrolet and GMC brands. GMI primarily meets the demands of customers outside North America with vehicles developed, manufactured and/or marketed under the Buick, Cadillac, Chevrolet, GMC and Holden brands. We also have equity ownership stakes in entities that meet the demands of customers in other countries, primarily in China, with vehicles developed, manufactured and/or marketed under the Baojun, Buick, Cadillac, Chevrolet, and Wuling brands.

In addition to the vehicles we sell through our dealer network to retail customers, we also sell vehicles directly or through our dealer network to fleet customers, including daily rental car companies, commercial fleet customers, leasing companies and governments. Our customers can obtain a wide range of aftersale vehicle services and products through our dealer network, such as maintenance, light repairs, collision repairs, vehicle accessories and extended service warranties.

Automotive Financing—GM Financial

GM Financial is our global captive automotive finance company and our global provider of automobile finance solutions. GM Financial conducts its business in North America, South America and through joint ventures in Asia/Pacific.

GM Financial provides retail loan and lease lending across the credit spectrum. Additionally, GM Financial offers commercial lending products to dealers including new and used vehicle inventory floorplan financing and dealer loans, which are loans to finance improvements to dealership facilities, to provide working capital, and to purchase and/or finance dealership real estate. Other commercial lending products include financing for parts and accessories, dealer fleets and storage centers.

In North America, GM Financial offers a sub-prime lending program. The program is primarily offered to consumers with a FICO score or its equivalent of less than 620 who have limited access to automobile financing through banks and credit unions and is expected to sustain a higher level of credit losses than prime lending.

GM Financial generally seeks to fund its operations in each country through local sources to minimize currency and country risk. GM Financial primarily finances its loan, lease and commercial origination volume through the use of secured and unsecured credit facilities, through securitization transactions and through the issuance of unsecured debt in public markets.

Autonomous

Cruise is our global segment responsible for the development and commercialization of autonomous vehicle technology, and includes autonomous vehicle-related engineering and other costs. Cruise is driving leadership in the development and commercialization of AV technology. We believe that building all-electric vehicles with autonomous capabilities integrated from the beginning, rather than through retrofits, is the most efficient way to unlock the tremendous potential societal benefits of self-driving cars.

Corporate Information

Our principal executive offices are located at 300 Renaissance Center, Detroit, Michigan 48265-3000, and our telephone number is (313) 667-1500. Our website is www.gm.com. Our website and the information included in, or linked to on, our website are not part of this prospectus supplement or the accompanying prospectus. We have included our website address in this prospectus supplement and in the accompanying prospectus solely as a textual reference.

The Offering

The summary below describes the principal terms of the offering and the Notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the Notes” section of this prospectus supplement and the “Description of Debt Securities” section of the accompanying prospectus contain more detailed descriptions of the terms and conditions of the Notes and the Indenture (as defined under “Description of the Notes”) governing the Notes.

Issuer	General Motors Company

Notes Offered	$1,000,000,000 in aggregate principal amount of 5.400% Senior Notes due 2029 and $1,250,000,000 in aggregate principal amount of 5.600% Senior Notes due 2032.

Original Issue Date	August 2, 2022.

Maturity Dates	The 2029 Notes will mature on October 15, 2029 and the 2032 Notes will mature on October 15, 2032.

Interest Rates	Interest on the 2029 Notes will accrue at a rate of 5.400% per year and interest on the 2032 Notes will accrue at a rate of 5.600% per year.

Interest Payment Dates	Interest on each series of Notes will be paid semi-annually and in arrears on April 15 and October 15, commencing on October 15, 2022, and will accrue from August 2, 2022.

Ranking of the Notes	The Notes will be our general unsecured obligations and will be:

•	equal in right of payment to all of our existing and future indebtedness and other obligations that are not, by their terms, expressly subordinated in right of payment to the Notes;

•	senior in right of payment to any of our existing or future indebtedness and other obligations that are, by their terms, expressly subordinated in right of payment to the Notes;

•	effectively subordinated to all of our secured indebtedness and other secured obligations to the extent of the value of the assets securing such secured indebtedness or other secured obligations; and

•	structurally subordinated to all indebtedness and other obligations of our subsidiaries.

Optional Redemption	We may, at our option, redeem some or all of the 2029 Notes and the 2032 Notes at any time and from time to time at redemption prices described under “Description of the Notes—Optional Redemption.”

Certain Covenants	The Notes will be issued under the Indenture, which will contain covenants that will limit:

•	the ability of GM and certain of its subsidiaries to incur indebtedness secured by certain principal domestic manufacturing properties or by any shares of stock or indebtedness of certain manufacturing subsidiaries and to enter into certain sale and leaseback transactions with respect to certain principal domestic manufacturing properties; and

•	the ability of GM to enter into certain mergers or certain conveyances, transfers or leases of all or substantially all of its properties and assets.

Each of these covenants, however, is subject to significant exceptions. See “Description of the Notes—Certain Covenants” in this prospectus supplement and “Description of Debt Securities—Consolidation, Merger or Sale of Assets” in the accompanying prospectus.

Further Issuances	The Indenture does not limit the amount of Notes that we may issue. We may issue additional Notes of any series up to an aggregate principal amount as our board of directors may authorize from time to time; provided that if the additional Notes are not fungible with the Notes of a particular series for U.S. federal income tax purposes, the additional Notes will have a separate CUSIP number.

No Prior Markets	The Notes will be new securities for which there are currently no existing markets. The Notes will not be listed on any securities exchange. Although the underwriters have advised us that they currently intend to make a market in the Notes of each series, they are not obligated to do so and may discontinue any market-making activities at any time without notice. Accordingly, we cannot assure you as to the liquidity of, or the trading markets for, the Notes.

Form and Denomination	The Notes will be issued in fully registered form and will be represented by global notes without interest coupons. The global notes will be deposited with a custodian for and registered in the name of a nominee of The Depository Trust Company (“DTC”) in New York, New York. Investors may elect to hold interests in the global notes through DTC and its direct or indirect participants as described under “Description of Debt Securities—Book-Entry; Delivery and Form; Global Securities” in the accompanying prospectus. The Notes of each series will be issued only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Settlement

It is expected that delivery of the Notes will be made against payment therefor on or about August 2, 2022, which will be the third business day following the date of pricing of the Notes (such settlement cycle being referred to herein as “T+3”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the date of pricing will be required, by virtue of the fact that the Notes initially will settle in T+3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade those Notes on the date of pricing should consult their own advisor.

Trustee	The Bank of New York Mellon (the “Trustee”).

Use of Proceeds	We intend to allocate an amount equal to the net proceeds from this offering to finance or refinance, in whole or in part, one or more new or existing Eligible Projects (as defined herein). See “Use of Proceeds.”

Governing Law	State of New York.

Risk Factors	See “Risk Factors” beginning on page S-6 of this prospectus supplement, in the accompanying prospectus and in our periodic reports filed from time to time with the SEC for a discussion of risks you should carefully consider before deciding to invest in the Notes.

* * * * * * *

RISK FACTORS

Investment in the Notes involves risks. In addition to all of the other information contained or incorporated by reference into this prospectus supplement and the accompanying prospectus, you should carefully consider the risk factors set forth below and the risk factors incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 2021, as updated by our subsequent filings under the Exchange Act that are incorporated by reference herein, including our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K and any amendments thereof, before investing in the Notes.

Risks Related to the Notes

The Notes will be structurally subordinated to the indebtedness and other liabilities of our subsidiaries.

The Notes will be obligations exclusively of General Motors Company and not any of our subsidiaries, and none of our subsidiaries will guarantee the Notes. We are a holding company and, accordingly, substantially all of our operations are conducted through subsidiaries, which are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due under the Notes or to provide us with funds to pay our obligations, whether by dividends, distributions, loans or other payments. All claims of creditors (including secured and unsecured creditors and general trade creditors) and preferred stockholders of our subsidiaries will have priority with respect to the assets of such subsidiaries over our claims (and therefore the claims of our creditors, including holders of the Notes) as an equity holder of such subsidiaries. Consequently, the Notes will be structurally subordinated to the indebtedness and other liabilities of our subsidiaries and any subsidiaries that we may in the future acquire or create. Furthermore, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be effectively subordinated to any security interest in the assets of those subsidiaries and would be subordinate to any indebtedness of those subsidiaries senior to that held by us. As of June 30, 2022, we had total consolidated liabilities of approximately $185.1 billion (including consolidated indebtedness of approximately $110.4 billion), of which $15.7 billion represents the aggregate principal amount of indebtedness of General Motors Company (parent company only) under our 4.875% senior notes due 2023, 5.400% senior notes due 2023, 4.000% senior notes due 2025, 6.125% senior notes due 2025, 4.200% senior notes due 2027, 6.800% senior notes due 2027, 5.000% senior notes due 2028, 5.000% senior notes due 2035, 6.600% senior notes due 2036, 5.150% senior notes due 2038, 6.250% senior notes due 2043, 5.200% senior notes due 2045, 6.750% senior notes due 2046, 5.400% senior notes due 2048 and 5.950% senior notes due 2049 and substantially all of the remainder of which are liabilities of our subsidiaries. Furthermore, the credit agreements governing our revolving credit facilities (which provide for undrawn availability of up to $17.1 billion, which represents the full amount of our revolving credit facilities, less $0.4 billion of letters of credit outstanding thereunder, as of June 30, 2022) provide that, during any period in which our long term corporate credit rating is rated below investment grade by at least two of Moody’s Investors Service, Inc., Standard & Poor’s Ratings Service or Fitch Ratings, certain of our domestic subsidiaries must guarantee the obligations of General Motors Company under such revolving credit facilities. In such event, the Notes would be structurally subordinated to the obligations of such subsidiaries under our revolving credit facilities.

We conduct substantially all of our operations through our subsidiaries and depend on cash flow from our subsidiaries to meet our obligations. Your right to receive payments on the Notes could be adversely affected if any of our subsidiaries becomes unable to distribute cash to us.

Because we are a holding company and conduct substantially all of our operations through subsidiaries, our cash flow and ability to service debt, including the Notes and $15.7 billion in aggregate principal amount of other senior notes, will depend to a significant extent on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, whether by dividends, distributions or other payments. Our subsidiaries are separate and distinct legal entities and will have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Notes or to make any funds available therefor. The financial condition and operating requirements of our subsidiaries may limit our ability to obtain cash from our subsidiaries. In addition, provisions of law, such as those requiring that dividends be paid only from surplus, could limit the ability of our subsidiaries to make payments or other distributions to us. Furthermore, our subsidiaries could in certain circumstances agree to contractual restrictions on their ability to make distributions. In the event that we do not receive distributions from our subsidiaries, we may be unable to make required payments on our obligations, including the Notes.

The limited covenants in the Indenture that will govern the Notes will not provide protection against many types of important corporate events and may not protect your investment.

The Indenture will not:

•

require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flow or liquidity and, accordingly, will not protect holders of the Notes in the event that we experience significant adverse changes in our financial condition or results of operations;

•

restrict our subsidiaries’ ability to issue securities or otherwise incur indebtedness (other than certain secured indebtedness) that would be senior in right of payment to our equity interests in our subsidiaries and therefore would be structurally senior to the Notes;

•	entirely limit our ability to incur secured indebtedness that would effectively rank senior to the Notes to the extent of the value of the assets securing the indebtedness;

•	limit our ability to incur indebtedness that is equal or subordinate in right of payment to the Notes (other than certain secured indebtedness);

•	restrict our ability to repurchase our equity securities or prepay our other indebtedness;

•	restrict our ability to make investments or pay dividends or make other payments in respect of our equity securities or our other indebtedness;

•	restrict our ability to enter into highly leveraged transactions; or

•	require us to make an offer to repurchase the Notes in the event of a change in control transaction.

As a result of the foregoing, when evaluating the terms of the Notes, you should be aware that the terms of the Indenture and the Notes will not restrict our ability to engage in, or to otherwise be a party to, a variety of corporate transactions, circumstances and events, such as certain acquisitions, refinancings or recapitalizations, that could substantially and adversely affect our capital structure and the value of the Notes.

Although the Notes are referred to as “senior notes,” the Notes will be unsecured and will be effectively subordinated to any of our secured debt.

The Notes will be our unsecured general obligations and will be effectively subordinated to any existing or future secured debt obligations that we may incur to the extent of the value of the assets securing that debt. If we are involved in a bankruptcy, liquidation, dissolution, reorganization or similar proceeding, or upon a default in payment on, or the acceleration of, our secured debt, our assets will be available to pay obligations on the Notes only after all secured debt has been paid in full from the assets securing such debt. We may not have sufficient assets remaining to pay amounts due on any or all of the Notes then outstanding.

If we default or any of our subsidiaries defaults on obligations to pay indebtedness, we may not be able to make payments on the Notes.

Any default under agreements governing our indebtedness or the indebtedness of our subsidiaries, including any default under our three-year, $4.3 billion revolving credit facility, our five-year, $11.2 billion revolving credit facility, our 364-day $2.0 billion revolving credit facility or any future revolving credit facility that we may enter into by us or certain of our subsidiaries, that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness, could prevent us from making (or adversely affect our ability to make) required payments on the Notes and could substantially decrease the market value of the Notes. If we or our subsidiaries are unable to generate sufficient cash flows and we or they are otherwise unable to obtain funds necessary to meet required payments on our or their indebtedness, or if we or they otherwise fail to comply with the various covenants, including any financial and operating covenants, in the instruments governing such indebtedness, we or they could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could, among other things, elect to declare all the funds borrowed thereunder to be due and payable and/or terminate their funding commitments, and we or our subsidiaries could be forced into bankruptcy or liquidation. A default under our or our subsidiaries’ other indebtedness will not constitute a default under the Notes.

There are currently no markets for the Notes, and we cannot assure you that active trading markets for the Notes will develop.

The Notes will be new securities for which there currently are no established markets. The Notes will not be listed on any securities exchange, including any dedicated “green,” “environmental,” “social,” “sustainable” or other equivalently labeled segment of any stock exchange or securities market. See “Risk Factors—We do not intend to list Notes on, and the Notes may never be listed or admitted to, any dedicated “green,” “environmental,” “social,” “sustainable” or other equivalently labeled segment of any stock exchange or securities market, and the Notes may not be included in any green bond or similar index, and any such potential listing, admission or inclusion may not be indicative that the Notes will be suitable for the investment criteria of an investor.” We can give you no assurance as to whether any trading markets for the Notes will ever develop or continue, as to your ability to sell the Notes or as to the prices at which you may be able to sell your Notes. The liquidity of any market for the Notes of each series will depend on a number of factors, including the number of holders of the Notes, prevailing interest rates, the market for similar securities, ratings on us and our debt securities, general economic conditions and the conditions of the financial markets, recommendations of securities analysts and our own results of operations, financial condition and prospects. The underwriters have informed us that they currently intend to make a market in the Notes of each series. However, they are not obligated to do so and may discontinue such market-making at any time without notice. If no active trading markets develop or continue, you may be unable to resell the Notes at their fair value or at any price.

Additionally, the market price may be impacted by any failure by us to use the aggregated net proceeds of the Notes on Eligible Projects or to meet or continue to meet the investment requirements of certain environmentally or socially focused investors.

Even if trading markets do develop, changes in our credit ratings or the debt markets could adversely affect the market prices of the Notes.

The market prices for the Notes will depend on many factors, including, among others:

•	ratings on us and our debt securities, including the Notes, assigned by rating agencies;

•	the prevailing interest rates being paid by other companies similar to us;

•	our results of operations, financial condition and prospects; and

•	the condition of the financial markets.

The prices of the Notes may be adversely affected by unfavorable changes in these factors. The condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future, which could have an adverse effect on the market prices of the Notes regardless of our prospects and financial performance and condition.

In addition, credit rating agencies continually review the ratings they have assigned to companies and debt securities. Negative changes in the ratings assigned to us or our debt securities, including the Notes, could have an adverse effect on the market prices of the Notes.

There can be no assurance that the anticipated use of proceeds to finance or refinance, in whole or in part, Eligible Projects will be suitable for the investment criteria of an investor.

We intend to allocate an amount equal to the net proceeds from the sale of the Notes to finance or refinance, in whole or in part, one or more new or existing Eligible Projects (as defined under “Use of Proceeds”), but no assurance can be given that any such Eligible Projects will be capable of being implemented in or substantially in such manner or in accordance with any timing schedule, or that such Eligible Projects will be completed within any specified period or at all or with the results or outcome (whether or not related to the environmental, sustainability or social impact) as we originally expected or anticipated. The examples of projects set forth in “Use of Proceeds” in this prospectus supplement are for illustrative purposes only, and no assurance can be provided that disbursements for projects with these specific characteristics will be made by us with the net proceeds from the Notes. We have significant flexibility in allocating the net proceeds of the Notes (including the ability to reallocate the net proceeds in the event we determine in our discretion that projects receiving allocation no longer meet the criteria for Eligible Projects) and there can be no assurance that the net proceeds will be totally or partially disbursed for any such Eligible Projects. Moreover, in the event that a project is divested, cannot be completed or no longer meets the criteria for being an Eligible Project, there is no assurance that there will be available another Eligible Project to which we can reallocate the proceeds or that any such reallocation will occur within a timeframe that an investor believes is reasonable. None of the underwriters for this offering are responsible for assessing or verifying whether or not the Eligible Projects to which we allocate the net proceeds of the Notes meet the criteria described in “Use of Proceeds,” or for the monitoring of the use of proceeds.

Prospective investors should carefully review the information set out in this prospectus supplement regarding such use of the net proceeds of the Notes and must determine for themselves the relevance of such information for the purpose of any investment in the Notes together with any other investigation such investor deems necessary. In particular, no assurance is given by us or any underwriter of the Notes that the use of such net proceeds to fund any Eligible Projects will satisfy (or will continue to satisfy), in whole or in part, any present or future investor expectations or requirements, taxonomies or standards or other investment criteria or guidelines with which such investor or its investments are required to comply, whether by any present or future applicable laws or regulations or by such investor’s own bylaws or other governing rules or investment portfolio mandates, ratings mandates or criteria, taxonomies or standards, or other independent expectations, in particular with regard to any direct or indirect environmental, sustainability or social impact of any projects or uses, the subject of or related to, any Eligible Projects. Any failure by us to allocate an amount equal to the net proceeds from the sale of the Notes to one or more Eligible Projects or the failure of those investments or financings to satisfy investor expectations or requirements or achieve expected outcomes could have a material adverse effect on the market price of the Notes.

There is no legal, regulatory or market definition of or standardized criteria for what constitutes a “green,” “social,” “sustainable” or other equivalently labeled project, and any such designations made by third parties with respect to the Notes may not be suitable for the investment criteria of an investor.

There is currently no single, agreed-upon definition (legal, regulatory or otherwise) of, nor market consensus as to what constitutes, a “green,” “social,” “sustainable” or an equivalently labeled project, or as to what precise attributes are required for a particular project to be defined as “green,” “social,” “sustainable” or such other equivalent label, and no assurance can be given that such a clear definition or consensus will develop over time or, if such definition or consensus develops in the future, that the Eligible Projects will meet such criteria. Accordingly, no assurance is or can be given to investors that any Eligible Projects selected to receive an allocation of funds from the net proceeds of the Notes will meet any or all investor expectations regarding such “green,” “social,” “sustainable” or other equivalently labeled performance objectives, or that any adverse environmental, social or other impacts, ESG controversies or material changes will not occur during the design, construction, operation or implementation of any Eligible Projects financed or refinanced in whole or in part by the net proceeds from the sale of the Notes.

No assurance or representation is given as to the suitability or reliability for any purpose whatsoever of any opinion or certification of any third party (whether or not solicited by us), including the Second Party Opinion discussed under “Use of Proceeds” in this prospectus supplement, that may be made available in connection with the issuance of the Notes.

No assurance or representation is given as to the suitability or reliability for any purpose whatsoever of any opinion or certification of any third party (whether or not solicited by us) that may be made available in connection with the issuance of the Notes and, in particular, with respect to whether any Eligible Projects fulfill any environmental, social, sustainability or other criteria. For the avoidance of doubt, any such opinion or certification is not and shall not be deemed to be incorporated into or form part of this prospectus supplement and the accompanying prospectus. Any such opinion or certification is not, and should not be deemed to be, a recommendation by us or any underwriter, or any other person to buy, sell or hold the Notes. Any such opinion or certification is only current as of the date that opinion or certification was initially issued. Prospective investors must determine for themselves the relevance of any such opinion or certification or the information contained therein or the provider of such opinion or certification for the purpose of any investment in the Notes. Any withdrawal of any such opinion or certification or any additional opinion or certification attesting that we are not complying in whole or in part with any matters for which such opinion or certification is opining or certifying may have a material adverse effect on the market price of the Notes or result in adverse consequences for certain investors with mandates to invest in securities to be used for a particular purpose.

We do not intend to list Notes on, and the Notes may never be listed or admitted to, any dedicated “green,” “environmental,” “social,” “sustainable” or other equivalently labeled segment of any stock exchange or securities market, and the Notes may not be included in any green bond or similar index, and any such potential listing, admission or inclusion may not be indicative that the Notes will be suitable for the investment criteria of an investor.

We do not intend to apply for the Notes to be listed or admitted to trading on any dedicated “green,” “environmental,” “social,” “sustainable” or other equivalently labeled segment of any stock exchange or securities market (whether or not regulated), and there is no assurance that the Notes will be included in any green bond or similar index. Moreover, even if the Notes were to be listed or admitted to trading on any such segment of any stock exchange or securities market or included in any green bond or similar index, no representation or assurance can be given by us, any underwriter or any other person:

•

that such listing, admission or inclusion would satisfy (or would continue to satisfy), in whole or in part, any present or future investor expectations or requirements, taxonomies or standards or other investment criteria or guidelines with which such investor or its investments are required to comply, whether by any present or future applicable laws or regulations or by such investor’s own bylaws or other governing rules or investment portfolio mandates, ratings mandates or other expectations, in particular with regard to any direct or indirect environmental, social or sustainability impact of any projects or uses, the subject of or related to, any Eligible Projects (and it should be noted that the criteria for any such listing, admission to trading or inclusion in an index may vary from one stock exchange, securities market or index to another); or

•	that any such listing or admission to trading or inclusion in any index will be maintained during the life of the Notes.

In the event that the Notes are listed on any such exchange or securities market or included in any such index, any change to the listing or admission status of the Notes or their inclusion in any such index, including but not limited to any change that causes the Notes to no longer be listed or admitted to trading on any stock exchange or securities market or included in any index, may have a material adverse effect on the market price of the Notes or result in adverse consequences for certain investors with portfolio mandates to invest in securities to be used for a particular purpose.

The market price of the Notes may be negatively affected to the extent that perception by investors of the suitability of the Notes as “green,” “social” or “sustainable” bonds deteriorates or demand for green or sustainability-themed investment products diminishes.

Perception by investors of the suitability of the Notes as “green,” “social” or “sustainable” bonds could be negatively affected by dissatisfaction with the framework, our compliance with the framework, how we determine Eligible Projects described under “Use of Proceeds,” controversies involving the environmental, social or sustainability impact of our business or industry, as well as our determination of whether controversies are material, evolving standards or market consensus as to what constitutes a “green,” “social” or “sustainable” bond or the desirability of investing in “green,” “social” or “sustainable” bonds or any opinion or certification as to the suitability of the Notes as “green,” “social” or “sustainable” bonds no longer being in effect.

The Eligible Projects to which we may allocate the proceeds from the Notes may have complex direct or indirect environmental, sustainability or social impacts, and adverse environmental or social impacts may occur during the design, construction and operation of such Eligible Projects. In addition, projects may become controversial or criticized by activist groups or other stakeholders, which could have a negative effect on the trading price of the Notes.

The market price of the Notes may be negatively affected to the extent investors are required or choose to sell their holdings due to deterioration in the perception by the investor or the market in general as to the suitability of this offering as “green,” “social” or “sustainable” bonds. The market price of the Notes may be also negatively affected to the extent demand for sustainability-themed investment products diminishes due to evolving investor preferences, increased regulatory or market scrutiny on funds and strategies dedicated to sustainability or environmental, social or governance themed investing or for other reasons. The market for investments denoted as “green,” “social” or “sustainable” is new and may be volatile.

You will have no remedies under the Notes or the governing indenture if we fail to allocate an amount equal to the net proceeds from the sale of the Notes to Eligible Projects or to satisfy related reporting obligations and other undertakings.

Neither the Notes nor the indenture governing the Notes requires or will require us to use the net proceeds from the sale of the Notes as described under “Use of Proceeds” or to satisfy the reporting and other undertakings described under “Use of Proceeds—Reporting.” Any failure by us to comply with the foregoing will not constitute a breach of or default under the Notes or the indenture governing the Notes. As a result, it will not be an event of default under the indenture if we fail to allocate an amount equivalent to the net proceeds from the sale of the Notes to Eligible Projects or to satisfy the reporting and other undertakings as described under “Use of Proceeds” in this prospectus supplement and holders of the Notes will have no remedies under the Notes or the indenture for any such failure.

USE OF PROCEEDS

We expect to receive total net proceeds of approximately $2.24 billion from the issuance of the Notes, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. We intend to allocate an amount equal to the net proceeds from the Notes to finance or refinance, in whole or in part, new or existing green projects, assets, or activities (each, an “Eligible Project” and together, “Eligible Projects”) undertaken or owned by GM that meet one or more of the eligibility criteria described below (the “Eligibility Criteria”). In accordance with our strategy, we have established a Sustainability Financing Framework (the “Framework”) as a voluntary framework of guidelines for issuances of green, social and sustainability financings, including the Notes, by us or any of our subsidiaries.

Eligibility Criteria

Eligible Projects allocations are limited to investments and expenditures made by GM, as applicable, beginning with the issuance or incurrence of the Notes or in the 24 months prior to the issuance of the Notes. GM may allocate amounts equal to the net proceeds from the Notes to a single Eligible Project or any combination of Eligible Projects, and no assurances can be provided that any amount will be allocated to fund any particular category of Eligible Projects. Examples are for illustrative purposes only and no assurance can be made that disbursements for projects with these specific characteristics will be made with the net proceeds of the Notes.

Each of the following will be deemed an “Eligible Project”:

Clean Transportation

Investments (including equity investments in joint ventures) and expenditures for the design, development or manufacture of clean transportation technology and enabling solutions (jointly “Clean Transportation Solutions”), including:

•	Zero-Emission Vehicles

•	Battery Technology, Battery Storage and Battery Management Systems

•	Fuel Cell Technology

•	Batteries, Battery Cells, Fuel Cells, Electric Motors and Other Components used in Zero-Emission Propulsion Solutions for the Auto and Other Industries

•	Charging Solutions and Equipment

•	Energy-As-A-Service

•	Microgrid and Vehicle-to-Grid

Eligible Projects will fall into one or more of the categories below following the Clean Transportation Solution life cycle:

•	Research and Development

•	Investments and expenditures dedicated to the advancement of Clean Transportation Solutions

•	Facilities and Infrastructure

•	Investments, capital and operating expenditures related to:

•	New manufacturing facilities

•	Upgrades and modifications to existing manufacturing facilities, including conversion of Internal Combustion Engine (“ICE”) facilities to add capability to produce Clean Transportation Solutions

•	Infrastructure related to Clean Transportation Solutions

•	Operations

•	Investments, capital and operating expenditures related to the development and deployment of resource-efficient Clean Transportation Solutions, including:

•	Diversion of waste from landfills including recycling facilities

•	Wastewater technologies and water efficiency upgrades

•	Energy efficiency upgrades and sourcing of renewable energy

The examples of Eligible Projects noted above are for illustrative purposes only, and no assurance can be provided that disbursements for projects with these specific characteristics will be made by us.

Process of Project Evaluation and Selection

Our Sustainable Financing Council

We have established a Sustainable Financing Council (the “Council”) that is responsible for monitoring compliance and alignment of Eligible Projects with the Sustainable Finance Framework (the “Framework”).

The Council will consist of GM senior representatives from:

•	Treasury;

•	Sustainability;

•	Controllership;

•	Product Development Finance;

•	Investor Relations; and

•	Legal.

The Council will meet at least once a year and is responsible for:

•	Approving the Framework and any subsequent amendments thereto, and

•	Approval of the annual Sustainable Finance Report.

GM Sustainable Finance Working Groups

To manage the entity specific responsibilities, GM will establish a Sustainable Finance Working Group (the “Working Group”). The Working Group, as appointed by the Council, will consist of representatives from the Treasury team, and representatives from the teams comprising the Council, as applicable. The Working Group will meet once a year, or more often as needed, and will be responsible for:

•

Identifying and selecting eligible investments and expenditures that meet the Eligibility Criteria, including confirming that a review of the environmental and social risks, as applicable, of an Eligible Project has been performed prior to selection:

•	Periodically adjusting the balance of tracked proceeds to match allocation to Eligible Projects

•

Evaluating and reviewing the Eligible Projects for conformance to the Eligibility Criteria and for material controversies, and replacing projects that no longer meet the Eligibility Criteria, are divested, or are subject to material controversies that are not promptly remedied

•	Maintaining an internal register to track allocation of funds from the Notes to Eligible Projects;

•	Preparing and reviewing the annual Sustainable Finance Report; and

•	Obtaining external limited assurance as described in “External Verification.”

Management of Proceeds

So long as the Notes remain outstanding, our internal records will show the amount of the net proceeds from the issuance of the Notes allocated to Eligible Projects, as well as the amount of net proceeds pending allocation. Ultimately, an amount equal to the net proceeds of the Notes is intended to be allocated to finance or refinance new or existing Eligible Projects, within 24 months after issuance of the Notes, under the review of relevant members from GM’s Working Group. Pending full allocation, proceeds may be invested in cash or cash equivalents, used to repay existing borrowings, and/or held in accordance with GM general liquidity policy. We will not knowingly invest any unallocated proceeds in securities related to fossil fuels or other controversial activities. Payment of principal and interest on the Notes will be made from our general account and not be linked to the performance of the Eligible Projects.

Reporting

In alignment with the company’s commitment to transparency and public reporting on ESG topics, on an annual basis until full allocation of an amount equal to the net proceeds of the Notes, GM will publish a Sustainable Finance Report (a “Sustainable Finance Report”) on its website that will include:

•	Net proceeds raised from the Notes;

•	Aggregate amount of funds allocated to each of the Eligible Projects either individually or by category, subject to confidentiality considerations;

•	Proceeds financed or refinanced;

•	If applicable, any amount of third-party financing used for the Eligible Projects;

•	Balance of unallocated proceeds;

•	Impact reporting elements, where feasible and subject to confidentiality considerations, as described in the next sub-section; and

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Any material developments related to the projects or assets financed, including ESG controversies, where feasible and subject to confidentiality considerations. In the case of material developments that impact allocation, GM will publish a revised allocation overview in a revised Sustainable Finance Report, including external verification as described below under “External Verification.”

Where feasible, we intend to align our reporting practices with the ICMA recommendations as detailed in the ‘Handbook—Harmonized Framework for Impact Reporting (June 2021)’.

Impact Reporting

Subject to confidentiality considerations, where feasible and applicable, GM will include certain estimated impact metrics in the Sustainable Finance Report and the respective calculation methodology and key assumptions for each metric reported related to Eligible Projects that were included in the allocation of proceeds. Performance on estimated impact metrics will not be tied to the pricing or other characteristics of the Notes. Sample impact metrics are listed as follows (for the avoidance of doubt, GM would not expect to report on each example metric for each project): number of zero-emission vehicles sold; incremental capacity from use of proceeds of battery plant; annual Greenhouse Gas (GHG) emissions avoided (tCO2e) from vehicle use; annual energy savings; number of recharging stations installed; water use reduction; and installed renewable energy capacity.

The information on or accessible through our website is not part of this prospectus supplement or the accompanying prospectus (except for the SEC filings specifically incorporated by reference under “Incorporation of Certain Documents by Reference”) and should not be relied upon in connection with making any investment decision with respect to the Notes.

External Review

Second Party Opinion

We have retained a consultant with recognized environmental and social expertise to provide a Second Party Opinion (“SPO”) on the environmental and social benefits of our Framework as well as its alignment with the Green Bond Principles (2021), Social Bond Principles (2021), Sustainability Bond Guidelines (2021) and Green Loan Principles (2021) (collectively, the “ Principles”). The opinion can be found on the SPO provider’s website.

External Verification

Each Sustainable Finance Report will be accompanied by a limited assurance report from an independent party in respect of its examination of management’s assertions about allocation of proceeds to Eligible Projects individually or by category under the Framework.

For the avoidance of doubt, none of the Framework, the Second Party Opinion, or the Sustainable Finance Report, are, and none shall be deemed to be, incorporated by reference into or form a part of this prospectus supplement or the accompanying prospectus.

DESCRIPTION OF THE NOTES

General

The Notes offered hereby will be issued as separate series of debt securities pursuant to the indenture (the “Base Indenture”) dated as of September 27, 2013 between GM and The Bank of New York Mellon, as trustee (the “Trustee”), as amended and supplemented by the seventh supplemental indenture (the “Supplemental Indenture”) to be dated on or about August 2, 2022 between us and the Trustee. The Base Indenture and the Supplemental Indenture, as amended and supplemented, are together referred to herein as the “Indenture.” The Indenture and the Notes are governed by, and construed in accordance with, the laws of the State of New York, United States.

The following description is a summary of the terms of the Notes being offered. This prospectus supplement and the accompanying prospectus contain descriptions of certain terms of the Notes and the Indenture but do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indenture, including the definitions of specified terms used in the Indenture, and to the Trust Indenture Act of 1939, as amended (the “TIA”). This summary supplements the description of the debt securities in the accompanying prospectus and, to the extent it is inconsistent, replaces the description in the accompanying prospectus. We urge you to read the Indenture because it, and not this description, defines your rights as a holder of the Notes.

The Notes will be senior, unsecured obligations of GM and will rank equally with all other unsecured and unsubordinated indebtedness of GM (other than obligations preferred by mandatory provisions of law).

The 2029 Notes will mature on October 15, 2029 and the 2032 Notes will mature on October 15, 2032; in both cases unless we redeem such Notes prior to their respective maturity dates, as described below under “—Optional Redemption.”

The Notes will be issued in book-entry form only through the facilities of DTC, including its participants, Euroclear and Clearstream. See “Description of Debt Securities—Book-Entry; Delivery and Form; Global Securities” in the accompanying prospectus.

Principal and Interest

The 2029 Notes will initially be limited to $1,000,000,000 aggregate principal amount and the 2032 Notes will initially be limited to $1,250,000,000 aggregate principal amount.

The 2029 Notes will bear interest at a rate of 5.400% per year and the 2032 Notes will bear interest at a rate of 5.600% per year. Each series of Notes will accrue interest, calculated on the basis of a 360-day year consisting of twelve 30-day months, from August 2, 2022, or, in each case, from the most recent interest payment date to which interest has been paid or duly provided for, which, in each case, will be payable in arrears on April 15 and October 15 of each year, with the first payment to be made on October 15, 2022, to the person in whose name such Notes are registered at the close of business on the April 1 or October 1, as the case may be, next preceding the relevant interest payment date.

If any interest payment date, stated maturity date or earlier redemption date for any series of Notes falls on a day that is not a Business Day, we will make the required payment of principal, premium, if any, and/or interest on the next Business Day as if it were made on the date payment was due, and no interest will accrue on the amount so payable for the period from and after that interest payment date, stated maturity date or earlier redemption date, as the case may be, to the next Business Day.

All Notes

The Notes of each series will be issued in fully registered form only, in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Amounts due on the respective stated maturity date of the Notes (or the earlier redemption date of such Notes) will be payable at the corporate trust office of the Trustee, which at the date hereof is 240 Greenwich Street, New York, NY 10286, Attention: Corporate Trust Administration. We will make payments of principal, premium, if any, and interest in respect of the Notes in book-entry form to DTC in immediately available funds, while disbursement of such payments to owners of beneficial interests in Notes in book-entry form will be made in accordance with the procedures of DTC and its participants in effect from time to time.

The term “Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions are authorized or obligated by law, regulation or executive order to close in The City of New York or the city in which the corporate trust office of the Trustee is located.

Further Issuances

The Indenture does not limit the amount of other debt that we may incur. We may, from time to time, without the consent of the holders of the Notes, issue other debt securities under the Base Indenture in addition to the Notes. We may also, from time to time, without the consent of the holders of the Notes, increase the principal amount of the Notes that may be issued under the Indenture and issue additional Notes of any series in the future; provided that if any additional notes issued are not fungible with the Notes of a particular series for U.S. federal income tax purposes, the additional notes will have a separate CUSIP number. Any such additional notes of a particular series will have the same terms as the Notes of such series being offered in this offering but may be offered at a different offering price or have a different issue date, initial interest accrual date or initial interest payment date than the Notes being offered in this offering. If issued, these additional notes of a particular series will become part of the same series as the corresponding Notes being offered in this offering, including for purposes of voting, redemptions and offers to purchase.

Optional Redemption

Prior to (i) August 15, 2029 (two months prior to their maturity date) in the case of the 2029 Notes and (ii) July 15, 2032 (three months prior to their maturity date) in the case of the 2032 Notes (the foregoing dates in respect of the applicable series of Notes, the “Par Call Dates”), the Company may redeem the Notes of either series at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes matured on their applicable Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 45 basis points with respect to the 2029 Notes and 45 basis points with respect to the 2032 Notes less (b) interest accrued to the date of redemption, and

(2) 100% of the principal amount of the Notes of such series to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the applicable Par Call Date, the Company may redeem the Notes of the applicable series, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes of such series being redeemed plus accrued and unpaid interest thereon to the redemption date.

“Treasury Rate” in respect of a series of Notes means, with respect to any redemption date, the yield determined by the Company in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the applicable Par Call Date for such series of Notes (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields—one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life—and shall interpolate to the applicable Par Call Date for such series of Notes on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 TCM is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the U.S. Treasury security maturing on, or with a maturity that is closest to, the Par Call Date for the relevant series of Notes, as applicable. If there is no U.S. Treasury security maturing on the applicable Par Call Date for such series of Notes but there are two or more U.S. Treasury securities with a maturity date equally distant from the applicable Par Call Date, one with a maturity date preceding the applicable Par Call Date and one with a maturity date following the applicable Par Call Date, the Company shall select the U.S. Treasury security with a maturity date preceding applicable the applicable Par Call Date. If there are two or more U.S. Treasury securities maturing on the applicable Par Call Date for such series of Notes or two or more U.S. Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more U.S. Treasury securities the U.S. Treasury security that is trading closest to par based upon the average of the bid and asked prices for such U.S. Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable U.S. Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such U.S. Treasury security, and rounded to three decimal places.

The Company’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of Notes to be redeemed.

In the case of a partial redemption of the Notes of a series, selection of the Notes for redemption will be made pro rata, by lot or by such other method as the Trustee in its sole discretion deems appropriate and fair. No Notes of a principal amount of $2,000 or less will be redeemed in part. If any note is to be redeemed in part only, the notice of redemption that relates to the note will state the portion of the principal amount of the note to be redeemed. A new note in a principal amount equal to the unredeemed portion of the note will be issued in the name of the holder of the note upon surrender for cancellation of the original note. For so long as the Notes of a series are held by DTC (or another depositary), the redemption of the Notes of such series shall be done in accordance with the policies and procedures of the depositary.

Unless the Company defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Notes or portions thereof called for redemption.

Certain Covenants

Definitions. The following definitions shall be applicable to the covenants specified below:

“Attributable Debt” means, at the time of determination as to any lease, the present value (discounted at the actual rate, if stated, or, if no rate is stated, the implicit rate of interest of such lease transaction as determined by our chairman, president or any vice chairman, our chief financial officer, any vice president, our treasurer or any assistant treasurer), calculated using the interval of scheduled rental payments under such lease, of the obligation of the lessee for net rental payments during the remaining term of such lease (excluding any subsequent renewal or other extension options held by the lessee). The term “net rental payments” means, with respect to any lease for any period, the sum of the rental and other payments required to be paid in such period by the lessee thereunder, but not including, however, any amounts required to be paid by such lessee (whether or not designated as rental or additional rental) on account of maintenance and repairs, insurance, taxes, assessments, water rates, indemnities or similar charges required to be paid by such lessee thereunder or any amounts required to be paid by such lessee thereunder contingent upon the amount of sales, earnings or profits or of maintenance and repairs, insurance, taxes, assessments, water rates, indemnities or similar charges; provided, however, that, in the case of any lease which is terminable by the lessee upon the payment of a penalty in an amount which is less than the total discounted net rental payments required to be paid from the later of the first date upon which such lease may be so terminated and the date of the determination of net rental payments, “net rental payments” shall include the then current amount of such penalty from the later of such two dates, and shall exclude the rental payments relating to the remaining period of the lease commencing with the later of such two dates.

“Consolidated Tangible Assets” means, on the date of determination, total assets less goodwill and other intangible assets of GM and its consolidated subsidiaries, in each case as set forth on the most recently available consolidated balance sheet of GM and its subsidiaries in accordance with generally accepted accounting principles in the United States.

“Debt” means notes, bonds, debentures or other similar evidences of indebtedness for money borrowed.

“Manufacturing Subsidiary” means any Subsidiary (A) substantially all the property of which is located within the continental United States of America, (B) which owns a Principal Domestic Manufacturing Property and (C) in which our investment, direct or indirect and whether in the form of equity, debt, advances or otherwise, is in excess of $2,500,000,000 as shown on our books as of the end of the fiscal year immediately preceding the date of determination; provided, however, that “Manufacturing Subsidiary” shall not include any Subsidiary which is principally engaged in leasing or in financing installment receivables or otherwise providing financial or insurance services to us or others or which is principally engaged in financing our operations outside the continental United States of America.

“Mortgage” means any mortgage, pledge, lien, security interest, conditional sale or other title retention agreement or other similar encumbrance.

“Principal Domestic Manufacturing Property” means all real property located within the continental United States of America and constituting part of any manufacturing plant or facility owned and operated by us or any Manufacturing Subsidiary, together with such manufacturing plant or facility (including all plumbing, electrical, ventilating, heating, cooling, lighting and other utility systems, ducts and pipes attached to or constituting a part thereof, but excluding all trade fixtures (unless such trade fixtures are attached to the manufacturing plant or facility in a manner that does not permit removal therefrom without causing substantial damage thereto), business machinery, equipment, motorized vehicles, tools, supplies and materials, security systems, cameras, inventory and other personal property and materials), unless, in the opinion of our Board of Directors, such manufacturing plant or facility is not of material importance to the total business conducted by us and our consolidated affiliates as an entity.

“Subsidiary” means any corporation of which at least a majority of the outstanding stock having by the terms thereof ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by us, or by one or more Subsidiaries, or by us and one or more Subsidiaries.

Limitation on Liens. For the benefit of the Notes, we will not, nor will we permit any Manufacturing Subsidiary to, issue or assume any Debt secured by a Mortgage upon any Principal Domestic Manufacturing Property of ours or any Manufacturing Subsidiary or upon any shares of stock or indebtedness of any Manufacturing Subsidiary (whether such Principal Domestic Manufacturing Property, shares of stock or indebtedness are now owned or hereafter acquired) without in any such case effectively providing concurrently with the issuance or assumption of any such Debt that the Notes (together with, if we shall so determine, any other indebtedness of us or such Manufacturing Subsidiary ranking equally with the Notes and then existing or thereafter created) shall be secured equally and ratably with such Debt, unless the aggregate amount of Debt issued or assumed and so secured by Mortgages, together with all other Debt of ours and our Manufacturing Subsidiaries which (if originally issued or assumed at such time) would otherwise be subject to the foregoing restrictions, but not including Debt permitted to be secured under clauses (i) through (vii) of the immediately following paragraph, does not at the time exceed 15% of our Consolidated Tangible Assets.

The above restrictions shall not apply to Debt secured by:

(i)	Mortgages on property, shares of stock or indebtedness of any corporation existing at the time such corporation becomes a Manufacturing Subsidiary;

(ii)

Mortgages on property existing at the time of acquisition thereof or to secure the payment of all or any part of the purchase or construction price of property, or to secure Debt incurred for the purpose of financing all or part of the purchase or construction price of property or the cost of improvements on property, which Debt is incurred prior to, at the time of, or within 180 days after the later of such acquisition or completion of such improvements or construction or commencement of full operation of such property;

(iii)	Mortgages securing Debt of a Manufacturing Subsidiary owing to us or to another Manufacturing Subsidiary;

(iv)

Mortgages on property of a corporation existing at the time such corporation is merged or consolidated with us or a Manufacturing Subsidiary or at the time of a sale, lease or other disposition of the properties of a corporation as an entirety or substantially as an entirety to us or a Manufacturing Subsidiary;

(v)

Mortgages in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any State thereof, or in favor of any other country, or any political subdivision thereof, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred or guaranteed for the purpose of financing all or any part of the purchase price or the cost of construction or improvement of the property subject to such Mortgages (including, without limitation, Mortgages incurred in connection with pollution control, industrial revenue or similar financing);

(vi)	Mortgages existing on the date of issuance of the Notes; or

(vii)

any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Mortgage referred to in the foregoing clauses (i) to (vi) or in this clause (vii); provided, however, that the principal amount of Debt secured thereby shall not exceed the principal amount of Debt so secured at the time of such extension, renewal or replacement and that such extension, renewal or replacement shall be limited to all or a part of the property which secured the Mortgage so extended, renewed or replaced (plus improvements on such property).

Limitation on Sales and Lease-Backs. For the benefit of the Notes, we will not, nor will we permit any Manufacturing Subsidiary to, enter into any arrangement with any person providing for the leasing by us or any

Manufacturing Subsidiary of any Principal Domestic Manufacturing Property owned by us or any Manufacturing Subsidiary on the date that the Notes are originally issued (except for temporary leases for a term of not more than five years and except for leases between us and a Manufacturing Subsidiary or between Manufacturing Subsidiaries), which property has been or is to be sold or transferred by us or such Manufacturing Subsidiary to such person, unless either:

(i)

we or such Manufacturing Subsidiary would be entitled, pursuant to the provisions of the covenant on limitation on liens described above, to issue, assume, extend, renew or replace Debt secured by a Mortgage upon such property at least equal in amount to the Attributable Debt in respect of such arrangement without equally and ratably securing the Notes; provided, however, that from and after the date on which such arrangement becomes effective the Attributable Debt in respect of such arrangement shall be deemed for all purposes under the covenant on limitation on liens described above and this covenant on limitation on sales and lease-backs to be Debt subject to the provisions of the covenant on limitation on liens described above (which provisions include the exceptions set forth in clauses (i) through (vii) of such covenant); or

(ii)

we shall apply an amount in cash equal to the Attributable Debt in respect of such arrangement within 180 days of the effective date of any such arrangement to either (or a combination) of (i) the retirement (other than any mandatory retirement or by way of payment at maturity) of Debt of ours or any Manufacturing Subsidiary (other than Debt owned by us or any Manufacturing Subsidiary) which by its terms matures at or is extendible or renewable at the option of the obligor to a date more than twelve months after the date of the creation of such Debt, or (ii) the purchase, construction or development by us or a Manufacturing Subsidiary of other comparable property.

Defeasance

We may elect, at our option at any time, pursuant to provisions of the Indenture, to have the provisions of the Indenture relating to legal defeasance or covenant defeasance, or both, which are described under the caption “Description of Debt Securities—Satisfaction, Discharge and Covenant Defeasance” in the accompanying prospectus, apply to the Notes or any principal amount thereof. Without in any way limiting the applicability of the covenant defeasance provisions of the Indenture with respect to the Notes, upon our exercise of our option to have covenant defeasance applied to all of the outstanding Notes of any particular series, (i) we shall also be deemed to be released from and may omit to comply with our obligations under the covenants described above under “—Certain Covenants” with respect to such series of Notes and (ii) the failure to comply with any such obligation, covenant, restriction, term or other provision shall not constitute (and shall be deemed not to be or result in) an event of default under the Indenture with respect to such series of Notes on and after the date the conditions described under the caption “Description of Debt Securities—Satisfaction, Discharge and Covenant Defeasance” in the accompanying prospectus are satisfied.

Concerning our Relationship with the Trustee

The Bank of New York Mellon and its affiliates act as depositary for funds of, make loans to, act as trustee and perform certain other services for, certain of our affiliates and us in the normal course of its business.

U.S. FEDERAL TAX CONSIDERATIONS

The following is a general discussion of U.S. generally applicable federal income tax considerations (and in the case of Non-U.S. Holders (as defined below), U.S. federal estate tax considerations) relating to the purchase, ownership and disposition of the Notes. It deals only with Notes purchased in this offering at their “issue price” (the first price at which a substantial amount of the Notes is sold for cash to investors other than to bond houses, brokers or similar persons acting in the capacity of underwriters, placement agents or wholesalers) and that are held as capital assets for U.S. federal income tax purposes (generally, property held for investment).

This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as in effect on the date hereof, and all of which are subject to change or to different interpretation, possibly with retroactive effect. It does not address all of the U.S. federal income tax considerations that may be relevant to specific Holders (as defined below) in light of their particular circumstances or to Holders subject to special treatment under U.S. federal income tax law (such as banks or other financial institutions, insurance companies, dealers in securities or other persons that generally mark their securities to market for U.S. federal income tax purposes, tax-exempt entities, retirement plans, regulated investment companies, real estate investment trusts, certain former citizens or residents of the U.S., partnerships or other pass-through entities (or investors therein), persons that hold the Notes as part of a straddle, hedge, conversion or other integrated transaction, non-U.S. trusts and estates that have U.S. beneficiaries, persons subject to the alternative minimum tax, U.S. Holders (as defined below) that have a “functional currency” other than the U.S. dollar, persons required to accelerate the recognition of any item of gross income with respect to the Notes as a result of such income being recognized on any applicable financial statement, “controlled foreign corporations,” or “passive foreign investment companies”). This discussion does not address any U.S. state or local tax considerations, non-U.S. tax considerations, or any U.S. federal tax considerations other than U.S. federal income tax considerations (such as U.S. federal gift tax or, except in the case of Non-U.S. Holders, U.S. federal estate tax considerations).

This summary is for general information only and is not tax advice. This summary is not binding on the Internal Revenue Service (“IRS”) or a court. GM has not sought, and does not intend to seek, any tax opinion from counsel or ruling from the IRS with respect to any of the statements made in this summary, and there can be no assurance that the IRS will not take a position contrary to these statements, or that a contrary position taken by the IRS would not be sustained by a court.

HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX CONSIDERATIONS RELATING TO THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE NOTES IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

As used in this discussion, the term “U.S. Holder” means a beneficial owner of a Note that, for U.S. federal income tax purposes, is (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust (x) with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions or (y) that has in effect a valid election under applicable U.S. Treasury regulations to be treated as a U.S. person.

The term “Non-U.S. Holder” means a beneficial owner of a Note that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust that is not a U.S. Holder. For purposes of this “U.S. Federal Tax Considerations” section only, the term “Holder” means a U.S. Holder or a Non-U.S. Holder (as those terms are defined herein).

If an entity treated as a partnership for U.S. federal income tax purposes invests in a Note, the tax treatment of a partner will depend in part upon the status and activities of the entity and of the particular partner. Any such entity should consult its own tax advisor regarding the U.S. federal income tax considerations applicable to it and its partners relating to the purchase, ownership and disposition of the Notes.

U.S. Holders

Stated Interest

In general, stated interest payable on the Notes will be taxable to a U.S. Holder as ordinary interest income when it is received or accrued, in accordance with such U.S. Holder’s method of accounting for U.S. federal income tax purposes.

Original Issue Discount

The Notes are expected to be issued with less than a de minimis amount of original issue discount (“OID”) for U.S. federal income tax purposes. However, if the stated principal amount of any series of Notes exceeds their issue price (as defined above) by at least the de minimis amount, such Notes will be treated as issued with OID. In such event, a U.S. Holder generally will be required to include the OID in its gross income (as ordinary income) as the OID accrues on a constant yield to maturity basis, regardless of its regular method of tax accounting and generally before such U.S. Holder receives any payment attributable to such income.

Sale, Exchange, Redemption, Retirement or Other Taxable Disposition of the Notes

Upon the sale, exchange, redemption, retirement or other taxable disposition of a Note, a U.S. Holder generally will recognize gain or loss in an amount equal to the difference, if any, between (i) the amount realized on such disposition (i.e., the amount of cash and the fair market value of any property received, excluding amounts attributable to accrued but unpaid stated interest, which will be taxable as ordinary interest income to the extent not previously included in income) and (ii) such U.S. Holder’s “adjusted tax basis” in such Note. A U.S. Holder’s “adjusted tax basis” in a Note is generally the amount such U.S. Holder paid for such Note, increased by the amount of OID (if any) previously included in income (including in the year of disposition) and decreased by the aggregate amount of payments (other than stated interest) on such Note to date. Any gain or loss so recognized generally will be capital gain or loss and will be long-term capital gain or loss if such U.S. Holder has held such Note for more than one year at the time of such disposition. Net long-term capital gain of certain non-corporate U.S. Holders is generally subject to preferential rates of tax. The deductibility of capital losses is subject to limitations.

Additional Tax on Net Investment Income

An additional tax of 3.8% may be imposed on the “net investment income” of certain U.S. individuals and on the undistributed “net investment income” of certain estates and trusts. Among other items, “net investment income” generally includes payments of interest, accruals of OID and certain net gain from the disposition of investment property. U.S. Holders should consult their own tax advisors with respect to the tax consequences of the rules described above.

Non-U.S. Holders

Payments of Interest and Disposition of Notes

Subject to the discussion below:

(a)

payments of interest to a Non-U.S. Holder (which, for purposes of this discussion of Non-U.S. Holders, includes any accrued OID) with respect to a Note generally will not be subject to U.S. federal income or withholding tax; provided that (i) such amounts are not effectively connected with the conduct of a trade or business in the U.S. by such Non-U.S. Holder; (ii) such Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of GM’s stock entitled to vote; (iii) such Non-U.S. Holder is not a controlled foreign corporation described in Section 957(a) of the Code that is related to GM through stock ownership; and (iv) the certification requirements described below are satisfied; and

(b)

a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on any gain realized on the sale, exchange, redemption, retirement or other taxable disposition of a Note unless (i) such gain is effectively connected with the conduct of a trade or business in the U.S. by such Non-U.S. Holder or (ii) such Non-U.S. Holder is an individual who is present in the U.S. for 183 days or more in the taxable year of such disposition and certain other conditions are met.

The certification requirements referred to in clause (a) above generally will be satisfied if the Non-U.S. Holder provides the applicable withholding agent with a statement on IRS Form W-8BEN or W-8BEN-E (or a suitable substitute form), signed under penalties of perjury, stating, among other things, that such Non-U.S. Holder is not a U.S. person. U.S. Treasury regulations provide additional rules for a Note held through one or more intermediaries or pass-through entities.

If the requirements set forth in clause (a) above are not satisfied with respect to a Non-U.S. Holder, and subject to the immediately following paragraph, amounts treated as payments of interest generally will be subject to U.S. federal withholding tax at a rate of 30%, unless an applicable tax treaty applies to reduce or eliminate this withholding tax and such Non-U.S. Holder provides the appropriate documentation (generally, IRS Form W-8BEN or W-8BEN-E) to the applicable withholding agent.

If a Non-U.S. Holder is engaged in the conduct of a trade or business in the U.S., and if interest on the Notes, or any gain realized on the sale, exchange, redemption, retirement or other taxable disposition of the Notes, is effectively connected with such trade or business (and, if required by an applicable tax treaty, is attributable to a permanent establishment or fixed base maintained by such Non-U.S. Holder in the United States), such Non-U.S. Holder generally will not be subject to U.S. federal withholding tax on such amounts provided that, in the case of interest, such Non-U.S. Holder provides the appropriate documentation (generally, IRS Form W-8ECI) to the applicable withholding agent. Instead, such Non-U.S. Holder generally will be subject to U.S. federal income tax on a net income basis in substantially the same manner as a U.S. Holder (except as provided by an applicable tax treaty). In addition, a Non-U.S. Holder that is a corporation may be subject to a branch profits tax at the rate of 30% (or a lower rate if provided by an applicable tax treaty) on its effectively connected income for the taxable year, subject to certain adjustments.

Gain realized on the sale, exchange, redemption, retirement or other taxable disposition of a Note that is described in clause (b)(ii) above generally will be subject to a flat 30% U.S. federal income tax (or a lower rate if provided by an applicable tax treaty), which gain may be offset by U.S. source capital losses of the Non-U.S. Holder provided certain other requirements are satisfied.

FATCA Withholding

Provisions in the Code commonly referred to as “FATCA” impose withholding of 30% on payments of interest on the Notes and, subject to the discussion of proposed Treasury regulations below, on gross proceeds of sales or redemptions of the Notes paid to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies. An intergovernmental agreement between the United States and an applicable non-U.S. country may modify these requirements. If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail a significant administrative burden). Proposed Treasury regulations eliminate the 30% FATCA withholding on payments of gross proceeds. The preamble to those proposed Treasury regulations provides that taxpayers may rely on the proposed Treasury regulations until final Treasury regulations are issued. There can be no assurance, however, that final Treasury regulations would provide an exemption from FATCA withholding for gross proceeds. Prospective investors should consult their tax advisers regarding the effects of FATCA on their investment in the Notes.

Information Reporting and Backup Withholding

Generally, payments of interest on a Note to a Non-U.S. Holder and the amount of any tax withheld from such payments must be reported annually to the IRS and to such Non-U.S. Holder. Backup withholding will not apply to payments of interest on a Note if the recipient Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person (generally by providing an IRS Form W-8BEN or W-8BEN-E) or otherwise establishes an exemption.

The payment of proceeds from the sale, exchange, redemption, retirement or other taxable disposition of a Note by a Non-U.S. Holder effected through a non-U.S. office of a U.S. broker or of a non-U.S. broker with certain specified U.S. connections may be subject to information reporting, but not backup withholding, unless such Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person (generally by providing an IRS Form W-8BEN or W-8BEN-E) or otherwise establishes an exemption. The payment of proceeds from the sale, exchange, redemption, retirement or other disposition of a Note by a Non-U.S. Holder effected through a U.S. office of a broker generally will be subject to information reporting and backup withholding, unless such Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person (generally by providing an IRS Form W-8BEN or W-8BEN-E) or otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability if the required information is timely furnished to the IRS.

U.S. Federal Estate Tax

An individual Non-U.S. Holder who, for U.S. federal tax purposes, is not a citizen or resident of the U.S. at the time of such Non-U.S. Holder’s death generally will not be subject to U.S. federal estate taxes on any part of the value of a Note; provided that, at the time of such Non-U.S. Holder’s death, (i) such Non-U.S. Holder does not actually or constructively own 10% or more of the combined voting power of all classes of GM’s stock and (ii) amounts treated as interest earned on the Note are not effectively connected with the conduct of a trade or business in the United States by such Non-U.S. Holder.

UNDERWRITING

Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom Barclays Capital Inc., BNP Paribas Securities Corp., BofA Securities, Inc., Citigroup Global Markets Inc., Credit Agricole Securities (USA) Inc., Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC are acting as representatives, have severally agreed to purchase, and we have agreed to sell to each underwriter, the principal amount of the Notes set forth opposite the underwriter’s name.

Underwriter	Principal Amount of 2029 Notes to be Purchased	Principal Amount of 2032 Notes to be Purchased
Barclays Capital Inc.	$67,849,000	$84,813,000
BNP Paribas Securities Corp.	67,849,000	84,813,000
BofA Securities, Inc.	67,849,000	84,813,000
Citigroup Global Markets Inc.	67,849,000	84,813,000
Credit Agricole Securities (USA) Inc.	67,849,000	84,813,000
Goldman Sachs & Co. LLC	67,849,000	84,812,000
J.P. Morgan Securities LLC	67,849,000	84,812,000
Morgan Stanley & Co. LLC	67,849,000	84,812,000
BBVA Securities Inc.	33,913,000	42,391,000
Deutsche Bank Securities Inc.	33,913,000	42,391,000
Intesa Sanpaolo S.p.A.	33,913,000	42,391,000
Lloyds Securities Inc.	33,913,000	42,391,000
Mizuho Securities USA LLC	33,913,000	42,391,000
Santander Investment Securities Inc.	33,913,000	42,391,000
SG Americas Securities, LLC	33,913,000	42,391,000
SMBC Nikko Securities America, Inc	33,913,000	42,391,000
Commerz Markets LLC	16,956,000	21,194,000
ICBC Standard Bank Plc	16,956,000	21,194,000
ING Financial Markets LLC	16,956,000	21,194,000
RBC Capital Markets, LLC	16,956,000	21,194,000
Scotia Capital (USA) Inc.	16,956,000	21,194,000
TD Securities (USA) LLC	16,956,000	21,194,000
Truist Securities, Inc.	16,956,000	21,194,000
UniCredit Capital Markets LLC	16,956,000	21,194,000
Wells Fargo Securities, LLC	16,956,000	21,194,000
C.L. King & Associates, Inc.	6,660,000	8,325,000
Loop Capital Markets LLC	6,660,000	8,325,000
Mischler Financial Group, Inc.	6,660,000	8,325,000
Samuel A. Ramirez & Company, Inc.	6,660,000	8,325,000
Siebert Williams Shank & Co., LLC	6,660,000	8,325,000

Total:	$1,000,000,000	$1,250,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the Notes are subject to approval of legal matters by counsel and to other conditions. The underwriters must purchase all the Notes if they purchase any of the Notes. The underwriting agreement also provides that if one or more underwriters default, the purchase commitments of the non-defaulting underwriters may be increased or the offering may be terminated.

The underwriters initially propose to offer the Notes to the public at the public offering prices that appear on the cover page of this prospectus supplement. The underwriters may offer the Notes to selected dealers at the public offering price minus a concession of up to 0.225% of the principal amount of the 2029 Notes and 0.250% of the principal amount of the 2032 Notes. In addition, the underwriters may allow, and those selected dealers may reallow, a concession of up to 0.175% of the principal amount of the 2029 Notes and 0.200% of the principal amount of the 2032 Notes to certain other dealers. After the initial offering, the underwriters may change the public offering prices and any other selling terms. The underwriters may offer and sell the Notes through certain of their affiliates. The offering of the Notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We have agreed that we will not, during the period beginning on the date of this prospectus supplement and continuing to and including the closing date of the offering of the Notes, offer, sell, contract to sell or otherwise dispose of any debt securities of the Company or warrants to purchase debt securities of the Company substantially similar to the Notes (other than the sale of the Notes under the underwriting agreement), without the prior written consent of the representative on behalf of the underwriters.

The Notes will constitute new classes of securities with no established trading market. We do not intend to list the Notes on any national securities exchange. We cannot assure you that the prices at which the Notes will sell in the market after this offering will not be lower than the respective initial offering prices or that an active trading market for the Notes will develop and continue after this offering. The underwriters have advised us that they currently intend to make a market in the Notes of each series. However, they are not obligated to do so and they may discontinue any market-making activities with respect to the Notes at any time without notice. Accordingly, we cannot assure you as to the liquidity of, or the maintenance of any trading market for, the Notes.

The following table shows the underwriting discounts to be paid to the underwriters by us in connection with this offering. These underwriting discounts are the difference between the public offering prices and the amount the underwriters pay to us to purchase the Notes.

Per 2029 Note (expressed as a percentage)		0.400%
Total	$4,000,000
Per 2032 Note (expressed as a percentage)		0.450%
Total	$5,625,000

We estimate that our portion of the total expenses of the offering, exclusive of the underwriter discounts payable by us in the offering and reimbursements of certain expenses incurred in connection with the offering, will be $350,000.

It is expected that delivery of the Notes will be made against payment therefor on or about August 2, 2022, which will be the third business day following the date of pricing of the Notes (such settlement cycle being referred to herein as “T+3”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the date of pricing will be required, by virtue of the fact that the Notes initially will settle in T+3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade those Notes on the date of pricing should consult their own advisor.

In connection with the offering, the underwriters may purchase and sell the Notes in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions and stabilizing purchases.

•	Short sales involve secondary market sales by the underwriters of a greater number of the Notes than they are required to purchase in the offering.

•	Covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover short positions.

•	Stabilizing transactions involve bids to purchase the Notes so long as the stabilizing bids do not exceed a specified maximum.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased Notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market prices of the Notes. They may also cause the prices of the Notes to be higher than the prices that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

The underwriters are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have in the past performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses and may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In addition, certain underwriters or their respective affiliates are lenders and/or agents under our revolving credit facilities. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge, certain other of the underwriters or their affiliates that have a lending relationship with us are likely to hedge, and certain other of the underwriters or their affiliates that have a lending relationship with us may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the Notes offered hereby.

ICBC Standard Bank Plc is restricted in its U.S. securities dealings under the United States Bank Holding Company Act and may not underwrite, subscribe, agree to purchase or procure purchasers to purchase notes that are offered or sold in the United States. Accordingly, ICBC Standard Bank Plc shall not be obligated to, and shall not, underwrite, subscribe, agree to purchase or procure purchasers to purchase notes that may be offered or sold by other underwriters in the United States. ICBC Standard Bank Plc shall offer and sell the Securities constituting part of its allotment solely outside the United States.

Intesa Sanpaolo S.p.A. is not a U.S. registered broker-dealer and it will not effect any offers or sales of any securities in the United States unless it is through one or more U.S. registered broker-dealers in accordance with the applicable U.S. securities laws and regulations.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make because of any of those liabilities.

Selling Restrictions

Notice to Prospective Investors in the European Economic Area

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of Notes in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of Notes. This prospectus supplement and the accompanying prospectus are not a prospectus for the purposes of the Prospectus Regulation.

Notice to Prospective Investors in the United Kingdom

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (“FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA. Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of Notes in the UK will be made pursuant to an exemption under the UK Prospectus Regulation and the FSMA from the requirement to publish a prospectus for offers of Notes. This prospectus supplement and the accompanying prospectus are not a prospectus for the purposes of the UK Prospectus Regulation or the FSMA.

In addition, in the UK, this prospectus supplement and the accompanying prospectus are being distributed only to, and are directed only at qualified investors within the meaning of Article 2 of the UK Prospectus Regulation who are (i) persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Order”), and/or (ii) high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order, which persons together we refer to in this prospectus supplement and the accompanying prospectus as “relevant persons.” Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the UK. This prospectus supplement and the accompanying prospectus must not be acted on or relied on in the UK by persons who are not relevant persons. In the UK, any investment or investment activity to which this prospectus supplement and the accompanying prospectus relates is only available to, and will be engaged in with, relevant persons only.

Notice to Prospective Investors in Hong Kong

Each Underwriter (i) has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any Notes other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “SFO”) and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and (ii) has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the Notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made under that Ordinance.

Notice to Prospective Investors in Japan

The Notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “Financial Instruments and Exchange Law”) and each Underwriter has agreed that it will not offer or sell any Notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each Underwriter has not offered or sold any Notes or caused such Notes to be made the subject of an invitation for subscription or purchase and will not offer or sell such Notes or cause such Notes to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement and the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of such Notes, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Notes pursuant to an offer made under Section 275 of the SFA, except: (a) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), or to any person arising from an offer referred to in Section 275(1A), or Section 276(4)(i)(B) of the SFA; (b) where no consideration is or will be given for the transfer; (c) where the transfer is by operation of law; (d) as specified in Section 276(7) of the SFA; or (e) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Singapore SFA Product Classification—Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, we have determined, and hereby notify all relevant persons (as defined in Section 309A of the SFA), that the Notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in Switzerland

This prospectus supplement and the accompanying prospectus are not intended to constitute an offer or solicitation to purchase or invest in the Notes. The Notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the Notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement and the accompanying prospectus nor any other offering or marketing material relating to the Notes constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement and the accompanying prospectus nor any other offering or marketing material relating to the Notes may be publicly distributed or otherwise made publicly available in Switzerland.

Notice to Prospective Investors in Taiwan

The Notes have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the Notes in Taiwan.

LEGAL MATTERS

The validity of the Notes offered hereby will be passed upon for us by King & Spalding LLP. Certain legal matters will be passed upon for the underwriters by Davis Polk & Wardwell LLP.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s website at http://www.sec.gov and our website at http://www.gm.com.

The SEC allows us to “incorporate by reference” information into this prospectus supplement, which means that we can disclose important information about us by referring you to another document filed separately with the SEC. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the SEC that is incorporated by reference will automatically update and supersede this information. This prospectus supplement incorporates by reference the documents and reports listed below and any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the date of completion of this offering (provided, however, that this prospectus supplement does not incorporate by reference any documents, reports or filings, or portions of any documents, reports or filings, that are deemed to be furnished and not filed under applicable SEC rules):

GM SEC Filings (File No. 001-34960)	Period
Annual Report on Form 10-K	Year ended December 31, 2021 (filed with the SEC on February 2, 2022)

Information Specifically Incorporated by Reference into our Annual Report on Form 10-K for the year ended December 31, 2021 from our Definitive Proxy Statement on Schedule 14A	Year ended December 31, 2021 (filed with the SEC on April 29, 2022)

Quarterly Report on Form 10-Q	Quarters ended March 31, 2022 (filed with the SEC on April 27, 2022) and June 30, 2022 (filed with the SEC on July 26, 2022)

Current Reports on Form 8-K	Dates filed: March 18, 2022, April 5, 2022, April 29, 2022 and June 15, 2022

You may request a copy of the documents incorporated by reference into this prospectus supplement, except exhibits to such documents unless those exhibits are specifically incorporated by reference in such documents, at no cost, by writing or telephoning the office of the General Counsel at the following address and telephone number:

General Motors Company

300 Renaissance Center

Detroit, Michigan 48265-3000

(313) 667-1500

You may also find additional information about us, including the documents mentioned above, on our website at http://www.gm.com. Our website and the information included in, or linked to on, our website are not part of this prospectus supplement. We have included our website address in this prospectus supplement solely as a textual reference.

PROSPECTUS

Debt Securities

Preferred Stock

Common Stock

Warrants

This prospectus contains summaries of the general terms of the securities that General Motors Company may offer from time to time:

•	debt securities, in one or more series,

•	shares of our preferred stock, par value $0.01 per share,

•	shares of our common stock, par value $0.01 per share,

•	warrants to purchase any of the other securities that may be sold under this prospectus, or

•	any combination of these securities.

Each time securities are offered pursuant to this prospectus, we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will contain more specific information about the offering. The prospectus supplement may also add to, update or change the information contained in this prospectus. This prospectus may not be used to offer or sell securities without a prospectus supplement describing the terms of the offering.

Our common stock is listed on the New York Stock Exchange under the symbol “GM.”

You should carefully read this prospectus and the accompanying prospectus supplement, together with the documents we incorporate by reference, before you invest in any of the securities.

Investment in our securities involves risk. See “Risk Factors” beginning on page 2 of this prospectus, the risk factors in our periodic reports filed from time to time with the Securities and Exchange Commission and any risk factors set forth in the accompanying prospectus supplement and in the documents incorporated by reference into the accompanying prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or the accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 5, 2020.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (SEC) utilizing a “shelf” registration process. Under this shelf process, any combination of the securities described in this prospectus may be sold in one or more offerings. This prospectus provides you with a general description of the securities that may be offered. Each time securities are sold pursuant to the registration statement of which this prospectus forms a part, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to, update or change the information contained in this prospectus. You should carefully read this prospectus and the accompanying prospectus supplement, along with all of the information incorporated by reference herein and therein, before making an investment decision.

In this prospectus, unless the context indicates otherwise, references to “we,” “our,” “us,” “ourselves,” the “Company,” “General Motors” or “GM” refer to General Motors Company and, where appropriate, its subsidiaries.

We have not authorized anyone to provide any information other than that contained in this prospectus, in any prospectus supplement or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We do not take responsibility for, and we do not provide any assurance as to the reliability of, any other information that others may give you. We have not authorized any other person to provide you with different information. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, in the accompanying prospectus supplement, in any document incorporated by reference herein or therein, and in any free writing prospectus prepared by or on behalf of us to which we have referred you is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since that date.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information about us by referring you to another document filed separately with the SEC. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. This prospectus incorporates by reference the documents and reports listed below and any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the Exchange Act), prior to the termination of the offering under this prospectus (provided, however, that this prospectus does not incorporate by reference any documents, reports or filings, or portions of any documents, reports or filings, that are deemed to be furnished and not filed under applicable SEC rules):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 (filed with the SEC on February 5, 2020); and

•	the description of our common stock set forth in Exhibit 4.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 (filed with the SEC on February 5, 2020).

We will provide to each person, including any beneficial owner, a copy of the documents incorporated by reference into this prospectus, except exhibits to such documents unless those exhibits are specifically incorporated by reference in such documents, at no cost, by writing or telephoning the office of Christopher T. Hatto, Vice President, Global Business Solutions and Chief Accounting Officer, at the following address and telephone number:

General Motors Company

300 Renaissance Center

Detroit, Michigan 48265-3000

(313) 667-1500

You may also find additional information about us, including the documents mentioned above, on our website at https://www.gm.com. Our website and the information included in, or linked to on, our website are not part of this prospectus. We have included our website address in this prospectus solely as a textual reference.

RISK FACTORS

Investment in any of the securities involves risk. In addition to all of the other information contained or incorporated by reference into this prospectus and the accompanying prospectus supplement, you should carefully consider the risk factors incorporated by reference from our Annual Report on Form 10-K for the year ended December 31, 2019, as updated by our subsequent filings under the Exchange Act, including Forms 10-Q and 8-K, and the risk factors contained or incorporated by reference into the accompanying prospectus supplement before acquiring any of the securities.

GENERAL MOTORS COMPANY

General Motors Company was incorporated as a Delaware corporation in 2009. We design, build and sell trucks, crossovers, cars and automobile parts worldwide through our automotive segments: GM North America and GM International. Cruise, formerly GM Cruise, is our global segment responsible for the development and commercialization of autonomous vehicle technology. We also provide automotive financing services through General Motors Financial Company, Inc. (GM Financial).

Our principal executive offices are located at 300 Renaissance Center, Detroit, Michigan 48265-3000, and our telephone number is (313) 667-1500. Our website is www.gm.com. Our website and the information included in, or linked to, our website are not part of this prospectus. We have included our website address in this prospectus solely as a textual reference.

USE OF PROCEEDS

The prospectus supplement of a particular offering will identify the use of proceeds for the offering.

FORWARD-LOOKING STATEMENTS

This prospectus and any accompanying prospectus supplement may include or incorporate by reference “forward-looking statements” within the meaning of the U.S. federal securities laws. Forward-looking statements are any statements other than statements of historical fact. Forward-looking statements represent our current judgment about possible future events and are often identified by words like “aim,” “anticipate,” “appears,” “approximately,” “believe,” “continue,” “could,” “designed,” “effect,” “estimate,” “evaluate,” “expect,” “forecast,” “goal,” “initiative,” “intend,” “may,” “objective,” “outlook,” “plan,” “potential,” “priorities,” “project,” “pursue,” “seek,” “should,” “target,” “when,” “will,” “would,” or the negative of any of those words or similar expressions. In making these statements, we rely on assumptions and analysis based on our experience and perception of historical trends, current conditions and expected future developments as well as other factors we consider appropriate under the circumstances. We believe these judgments are reasonable, but these statements are not guarantees of any events or financial results, and our actual results may differ materially due to a variety of important factors, both positive and negative. These factors, which may be revised or supplemented in subsequent reports we file with the SEC, include, among others, the following: (1) our ability to deliver new products, services and customer experiences in response to increased competition in the automotive industry; (2) our ability to timely fund and introduce new and improved vehicle models that are able to attract a sufficient number of consumers; (3) the success of our crossovers, SUVs and full-size pickup trucks; (4) our ability to successfully and cost-effectively restructure our operations in the U.S. and various other countries and initiate additional cost reduction actions with minimal disruption; (5) our ability to reduce the cost of manufacturing electric vehicles and drive increased consumer adoption; (6) the unique technological, operational, regulatory and competitive risks related to the timing and commercialization of autonomous vehicles; (7) global automobile market sales volume, which can be volatile; (8) our significant business in China, which is subject to unique operational, competitive, regulatory and economic risks; (9) our joint ventures, which we cannot operate solely for our benefit and over which we may have limited control; (10) the international scale and footprint of our operations, which exposes us to a variety of unique political, economic, competitive and regulatory risks, including the risk of changes in government leadership and laws (including labor, tax and other laws), political instability and economic tensions between governments and changes in international trade policies, new barriers to entry and changes to or withdrawals from free trade agreements, public health crises, including the occurrence of a contagious disease or illness (such as the novel coronavirus), changes in foreign exchange rates and interest rates, economic downturns in foreign countries, differing local product preferences and product requirements, compliance with U.S. and foreign countries’ export controls and economic sanctions, differing labor regulations, requirements and union relationships, differing dealer and franchise regulations and relationships, and difficulties in obtaining financing in foreign countries; (11) any significant disruption, including any work stoppages, at any of our manufacturing facilities; (12) the ability of our suppliers to deliver parts, systems and components without disruption and at such times to allow us to meet production schedules; (13) prices of raw materials used by us and our suppliers; (14) our highly competitive industry, which is characterized by excess manufacturing capacity and the use of incentives, and the introduction of new and improved vehicle models by our competitors; (15) the possibility that competitors may independently develop products and services similar to ours, or that our intellectual property rights are not sufficient to prevent competitors from developing or selling those products or services; (16) our ability to manage risks related to security breaches and other disruptions to our information technology systems and networked products, including connected vehicles and in-vehicle systems; (17) our ability to comply with increasingly complex, restrictive and punitive regulations relating to our enterprise data practices, including the collection, use, sharing and security of the Personal Identifiable Information of our customers, employees, or suppliers; (18) our ability to comply with extensive laws, regulations and policies applicable to our operations and products, including those relating to fuel economy and emissions and autonomous vehicles; (19) costs and risks associated with litigation and government investigations; (20) the costs and effect on our reputation of product safety recalls and alleged defects in products and services; (21) any additional tax expense or exposure; (22) our continued ability to develop captive financing capability through GM Financial; and (23) any significant increase in our pension funding requirements. For a further discussion of these and other risks and uncertainties, refer to our Annual Report on Form 10-K for the year ended December 31, 2019, as updated by our subsequent filings under the Exchange Act, including Forms 10-Q and 8-K.

Consequently, all of the forward-looking statements made in this prospectus and any prospectus supplement, as well as all of the forward-looking statements incorporated by reference to our filings under the Exchange Act, are qualified by these cautionary statements. We caution readers not to place undue reliance on forward-looking statements. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other factors, except where we are expressly required to do so by law.

OVERVIEW OF OUR CAPITAL STOCK

The following description of the material provisions of our capital stock is based upon our restated certificate of incorporation (Certificate of Incorporation) and our amended and restated bylaws (Bylaws), in each case as currently in effect as of the date of this prospectus, and is qualified in its entirety by reference to the provisions of those documents.

Certain provisions of the General Corporation Law of the State of Delaware (the DGCL), our Certificate of Incorporation, and our Bylaws summarized in the following paragraphs may have an anti-takeover effect. This may delay, defer, or prevent a tender offer or takeover attempt that a stockholder might consider in its best interests.

Common Stock

As of January 24, 2020, 1,429,002,063 shares of our common stock were issued and outstanding. The general terms of our common stock are described below within the section of this prospectus entitled “Description of Common Stock.”

Certain Provisions of Our Certificate of Incorporation and Bylaws

Amendments to Our Certificate of Incorporation

Under the DGCL, the affirmative vote of a majority of the outstanding shares entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote thereon is generally required to amend a corporation’s certificate of incorporation. Under the DGCL, the holders of the outstanding shares of a class of our capital stock shall be entitled to vote as a class upon a proposed amendment, whether or not entitled to vote thereon by the certificate of incorporation, if the amendment would:

•	increase or decrease the aggregate number of authorized shares of such class;

•	increase or decrease the par value of the shares of such class; or

•	alter or change the powers, preferences, or special rights of the shares of such class so as to affect them adversely.

If any proposed amendment would alter or change the powers, preferences or special rights of one or more series of any class of our capital stock so as to affect them adversely, but shall not so affect the entire class, then only the shares of the series so affected by the amendment shall be considered a separate class for the purposes of this provision.

Vacancies in our Board of Directors

Our Certificate of Incorporation and Bylaws provide that any vacancy occurring in our board of directors (Board of Directors) for any reason shall be filled exclusively pursuant to a resolution adopted by a majority of the remaining members of our Board of Directors then in office. Each director so elected shall hold office for a term expiring at the same time as the next annual meeting of stockholders. Each director shall hold office until his or her successor is elected and qualified, unless the director dies, resigns or otherwise leaves the Board of Directors before then.

Special Meetings of Stockholders

Under our Bylaws, special meetings of stockholders may be called at any time by the chairman of the Board of Directors, by a majority of the members of the Board of Directors or as otherwise provided by Delaware law or the Certificate of Incorporation. Our Bylaws further provide that the Board of Directors shall call a special meeting upon the written request of the record holders of at least 25%, in the aggregate, of the voting power of the outstanding shares of all classes of shares entitled to vote at such a meeting, subject to requirements and limitations set forth in our Bylaws.

Under the DGCL, written notice of any special meeting must be given not less than 10 nor more than 60 days before the date of the special meeting to each stockholder entitled to vote at such meeting.

Requirements for Notice of Stockholder Director Nominations and Stockholder Business

Under our Bylaws, nominations for the election of directors may be made by the Board of Directors or by any stockholder entitled to vote for the election of directors who complies with the applicable notice and other requirements set forth in our Bylaws.

If a stockholder wishes to bring any business before an annual or special meeting or nominate a person for election to our Board of Directors, our Bylaws contain certain procedures that must be followed for the advance timing required for delivery of stockholder notice of such nomination or other business and the information that such notice must contain.

Proxy Access Nominations

Under our Bylaws, we must include in our proxy statement for an annual meeting the name, together with certain other required information, of any person nominated for the election of directors in compliance with specified provisions in our Bylaws by a single stockholder that satisfies (or by a group of no more than 20 stockholders that satisfy) various notice and other requirements specified in our Bylaws. Among other requirements in our Bylaws, such stockholder or group of stockholders would need to provide evidence verifying that the stockholder or group owns, and has owned continuously for the preceding three years, at least 3% of the issued and outstanding voting shares of the Company. Our Bylaws contain limitations on the maximum number of nominees submitted by stockholders that we would be required to include in our proxy statement for an annual meeting.

Stockholder Action by Written Consent without a Meeting

Our Certificate of Incorporation provides that no action that is required or permitted to be taken by our stockholders at any annual or special meeting of stockholders may be effected by written consent of stockholders in lieu of a meeting except where such consent is signed by the holders of all shares of stock of the Company then outstanding and entitled to vote thereon. Our Bylaws also contain notice and procedural requirements applicable to persons seeking to have the stockholders authorize or take corporate action by written consent without a meeting.

Certain Anti-Takeover Effects of Delaware Law

We are subject to Section 203 of the DGCL. In general, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in various business combination transactions with any interested stockholder for a period of three years following the time that such person became an interested stockholder, unless:

•

the business combination or the transaction which resulted in the stockholder becoming an interested stockholder is approved by the Board of Directors prior to the time the interested stockholder obtained such status;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•

at or subsequent to such time the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

A “business combination” is defined to include mergers, asset sales, and other transactions resulting in financial benefit to an “interested stockholder.” In general, an “interested stockholder” is a person who owns (or is an affiliate or associate of the corporation and, within the prior three years, did own) 15% or more of the corporation’s voting stock.

However, the restrictions contained in Section 203 will not apply if the business combination is with an interested stockholder who became an interested stockholder before the time that we had a class of voting stock that is either listed on a national securities exchange or held of record by more than 2,000 stockholders.

GENERAL DESCRIPTION OF SECURITIES THAT MAY BE OFFERED

The following securities may be offered, at any time and from time to time, pursuant to this prospectus:

•	our debt securities, in one or more series;

•	shares of our preferred stock, par value $0.01 per share;

•	shares of our common stock, par value $0.01 per share;

•	warrants to purchase any of the other securities that may be sold under this prospectus; or

•	any combination of these securities.

Securities offered under this prospectus may be exchangeable for or convertible into common stock or any of the other securities that may be sold under this prospectus. When particular securities are offered, a supplement to this prospectus will be filed with the SEC, which will describe the terms of the offering and sale of the offered securities.

DESCRIPTION OF DEBT SECURITIES

The debt securities offered by this prospectus will be issued under an indenture dated as of September 27, 2013 between us and The Bank of New York Mellon, as trustee, a copy of which has been filed as an exhibit to the registration statement of which this prospectus is a part and which is incorporated by reference herein, subject to such amendments or supplemental indentures as are adopted from time to time. We have summarized selected provisions of the indenture and the debt securities below. This summary is not complete and is qualified in its entirety by reference to the indenture.

We will describe the particular terms of each series of debt securities we offer in a supplement to this prospectus. If any particular terms of the debt securities described in a prospectus supplement differ from any of the terms described in this prospectus, then the terms described in the applicable prospectus supplement will supersede the terms described in this prospectus. The terms of our debt securities will include those set forth in the indenture and those made a part of the indenture by the Trust Indenture Act of 1939, as amended (the TIA). You should carefully read the summary below, the applicable prospectus supplement and the provisions of the indenture that may be important to you before investing in our debt securities.

Wherever terms are used but not defined in this section of the prospectus, those terms have the meanings assigned to them in the indenture, it being intended that those defined terms will be incorporated herein by reference. For purposes of this section of the prospectus, references to “we,” “our,” “us,” “ourselves,” the “Company,” “General Motors” or “GM” refer to General Motors Company (parent company only) and not any of its subsidiaries.

General Terms

We may issue debt securities at any time and from time to time in one or more series under the indenture. The debt securities that we may issue include senior debt securities, subordinated debt securities, convertible debt securities and exchangeable debt securities. A series of debt securities may be guaranteed by one or more of our subsidiaries. The indenture does not limit the amount of debt securities that may be issued thereunder and will govern debt securities up to the aggregate principal amount that we may authorize from time to time. Any such limit applicable to a particular series of debt securities will be specified in the prospectus supplement relating to that series.

We will describe the specific terms of each series of debt securities being offered in a supplement to this prospectus. These terms may include, but are not limited to, some or all of the following:

•	the title of the debt securities of that series;

•	any limit on the aggregate principal amount of the debt securities of that series;

•	the date or dates on which principal and premium, if any, of the debt securities of that series, or any tranche thereof, is payable;

•

the rate or rates at which the debt securities of that series, or any tranche thereof, will bear interest, or any formula or other method or means by which such rate or rates shall be determined, by reference to an index or other fact or event or otherwise;

•	the date or dates from which such interest will accrue, and the dates on which such interest will be payable;

•	our right, if any, to extend the interest payment periods and the duration of any such extension;

•

if applicable, the period or periods within which, the price or prices at which and the terms and conditions upon which debt securities of that series, or any tranche thereof, may be redeemed, in whole or in part, at our option;

•

our obligation, if any, to redeem or purchase debt securities of that series, of any tranche thereof, pursuant to any sinking fund provision or at the option of the holder thereof and the period or periods within which, the price or prices at which and the terms and conditions on which debt securities of that series, or any tranche thereof, must be redeemed or purchased, in whole or in part, pursuant to such obligation;

•	the terms, if any, on which the debt securities of that series will be subordinate in right and priority of payment to any of our other debt;

•	the denominations in which the debt securities of that series will be issuable;

•

if other than the entire principal amount of the debt securities of that series, the portion of the principal amount that will be payable upon acceleration of maturity as a result of a default on our obligations;

•	if other than U.S. dollars, the currency or currencies in which the principal of or any premium or interest on the debt securities of that series will be payable;

•

if the principal of or any premium or interest on the debt securities of that series is to be payable, or is to be payable at our election or the election of a holder of those debt securities, in securities or other property, the type and amount of such securities or other property, or the manner of determining that amount, and the period or periods within which, and the terms and conditions upon which, any such election may be made;

•	any addition to or change in the events of default which apply to, and covenants for the benefit of the holders of, the debt securities of that series;

•	the terms and conditions, if any, pursuant to which the debt securities of that series may be converted into or exchanged for securities or other property of us or any other person;

•	the nature and terms of any collateral security, assurance or guaranty for the debt securities of that series;

•	the terms, if any, on which the debt securities of that series will be guaranteed by any of our subsidiaries; and

•	any other specific terms of the debt securities of that series.

The indenture does not contain any covenant or other specific provision affording protection to holders of debt securities in the event of a highly leveraged transaction or a change in control of us, except to the limited extent described under “Consolidation, Merger or Sale of Assets.”

Restrictive Covenants

We will describe any restrictive covenants for any series of debt securities in the applicable prospectus supplement for such debt securities.

Satisfaction, Discharge and Covenant Defeasance

We may terminate our obligations with respect to the debt securities of any series under the indenture (with the exception of specified provisions as provided in the indenture), when:

(i)	either:

•	all debt securities of such series previously authenticated and delivered have been delivered to the trustee for cancellation; or

•

all debt securities of such series not previously delivered to the trustee for cancellation (i) have become due and payable (whether at stated maturity, early redemption or otherwise), (ii) will become due and payable at their stated maturity within one year, or (iii) are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in our name and at our expense, and in each case, we have deposited or caused to be deposited with the trustee as funds in trust solely for the benefit of the holders of the debt securities of such series, an amount in cash in the currency or composite currency in which the debt securities of such series are denominated, “eligible obligations” (which means (1) with respect to debt securities denominated in U.S. dollars, U.S. government obligations, or (2) with respect to debt securities denominated in a currency other than U.S. dollars or in a composite currency, such other obligations or instruments as may be specified for such debt securities) or any combination thereof, sufficient to pay the principal of, and any premium and interest on, the debt securities of such series to the date of deposit (in the case of debt securities that have become due and payable) or the stated maturity date or redemption date thereof;

(ii)	we have paid or caused to be paid all other sums payable under the indenture by us with respect to such series; and

(iii)

we have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture with respect to such series have been complied with.

We may elect at any time to have our obligations under the indenture discharged with respect to any series of debt securities (legal defeasance), unless such series of debt securities was designated as not being defeasible. Legal defeasance means that we will be deemed to have paid and discharged the entire indebtedness represented by debt securities of such series and the provisions of the indenture relating to such series of debt securities shall be satisfied and discharged and shall no longer be in effect, except for:

(i)	the rights of holders of the debt securities of such series to receive, solely from the funds deposited with the trustee, payment of the principal of (and premium, if any) and interest when due;

(ii)

our obligations with respect to the debt securities of such series concerning issuing temporary debt securities, registration of transfer of debt securities, mutilated, destroyed, lost or stolen debt securities, maintenance of an office or agency and money for security payments held in trust, and, if we shall have designated a redemption date, our obligations concerning the redemption of the debt securities of such series;

(iii)	the rights, powers, trusts, duties and immunities of the trustee under the indenture; and

(iv)	the defeasance provisions of the indenture.

In addition, we may elect at any time to have our obligations under certain covenants in the indenture and the debt securities released with respect to any series of debt securities (covenant defeasance), unless such series of debt securities was designated as not being defeasible. Any failure to comply with these obligations will not constitute an event of default with respect to the debt securities of such series.

The following are the conditions to the applications of legal defeasance or covenant defeasance to any series of debt securities:

(i)

we must irrevocably have deposited or caused to be deposited with the trustee as trust funds, specifically pledged as security for, and dedicated solely to, the benefit of the holders of the debt securities of such series:

•	cash in dollars (or such other currency or composite currency in which such debt securities are denominated) in an amount sufficient;

•

eligible obligations which through the payment of interest and principal in respect thereof in accordance with their terms will provide, on or before the due date of any payment, money in an amount sufficient; or

•	a combination of such cash and eligible obligations in an amount sufficient,

in each case, in the opinion of a nationally recognized firm of independent certified public accountants, expressed in a written certification delivered to the trustee, to pay and discharge (1) the principal of (and premium, if any) and interest on such debt securities of such series at the stated maturity or redemption date and (2) any mandatory sinking fund payments applicable to the debt securities of such series on the day on which such payments are due and payable;

(ii)

in the case of legal defeasance, subject to certain exceptions, we have delivered to the trustee an opinion of counsel to the effect that, based upon an Internal Revenue Service ruling or a change in law, the holders of the debt securities of such series will not recognize gain or loss for federal income tax purposes as a result of the deposit, defeasance and discharge to be effected and will be subject to the same federal income tax as would be the case if the deposit, defeasance and discharge did not occur;

(iii)

in the case of covenant defeasance, we have delivered to the trustee an opinion of counsel to the effect that the holders of the debt securities of such series will not recognize gain or loss for federal income tax purposes as a result of the deposit and covenant defeasance to be effected and will be subject to the same federal income tax as would be the case if the deposit and covenant defeasance did not occur;

(iv)

the legal defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument to which we are a party or by which we are bound;

(v)

no event of default or event that with notice or lapse of time would become an event of default with respect to the debt securities of such series has occurred and is continuing at the date of such deposit or, with regard to any event of default relating to bankruptcy or insolvency, during the period ending on the 91st day after the date of such deposit;

(vi)	we have delivered to the trustee an agreement whereby we irrevocably agree to forfeit our rights, if any, to extend the interest payment periods on such debt securities pursuant to the indenture;

(vii)

the legal defeasance or covenant defeasance will not (i) cause the trustee with respect to the debt securities of such series to have certain conflicting interests for purposes of the TIA with respect to the debt securities of such series, or (ii) result in the trust arising from such deposit to constitute, unless it is qualified as, a regulated investment company under the Investment Company Act of 1940, as amended;

(viii)

we have delivered to the trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent with respect to the legal defeasance or covenant defeasance have been complied with; and

(ix)

if we have deposited or caused to be deposited money or eligible obligations to pay or discharge the principal of (and premium, if any) and interest on the debt securities of a series to and including a redemption date pursuant to clause (i) above, such redemption date shall be irrevocably designated by a board resolution delivered to the trustee on or prior to the date of deposit of such money or eligible obligations, and such board resolution shall be accompanied by an irrevocable written request by us that the trustee give notice of such redemption in our name, and at our expense, not less than 30 nor more than 60 days prior to such redemption date.

Consolidation, Merger or Sale of Assets

The indenture provides that we may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to, any person (including any individual, corporation or partnership), unless:

(i)

either (x) we shall be the continuing corporation or the successor corporation or (y) the person formed by such consolidation or into which we are merged or the person that acquires by conveyance, transfer or lease our properties and assets substantially as an entirety shall be a person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and shall expressly assume by a supplemental indenture the due and punctual payment of the principal of (and premium, if any) and interest on all of the outstanding debt securities and the performance of our covenants under the indenture;

(ii)

immediately after giving effect to such transaction, no event of default and no event that, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing; and

(iii)

we have delivered to the trustee an officer’s certificate and an opinion of counsel, each stating that such consolidation, merger, conveyance, transfer or lease and such supplemental indenture complies with these provisions (except that such opinion of counsel need not opine as to clause (ii) above).

In the event of any such consolidation or merger or any conveyance, transfer or lease of all or substantially all our properties and assets, any such successor will be substituted for, and may exercise every right and power of, us under the indenture with the same effect as if it had been named in the indenture as obligor.

Modification of the Indenture

The indenture contains provisions permitting us and the trustee to enter into one or more supplemental indentures for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the indenture or any supplemental indenture or of modifying in any manner the rights of the holders of the debt securities of any series or of the coupons pertaining to such debt securities under the indenture, with the consent of the holders of not less than a majority in aggregate principal amount of the debt securities of all series at the time outstanding under the indenture which are affected by such supplemental indenture, voting as one class, provided, however, that if there are debt securities of more than one series of equal ranking outstanding under the indenture and if a proposed supplemental indenture shall directly affect the rights of the holder of debt securities of one or more, but less than all, of such series, then the consent only of the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of all series so directly affected, considered as one class, shall be required, provided further that, without the consent of the holder of each outstanding debt security so affected, no such supplemental indenture may:

(i)

change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security, or reduce the principal amount or premium, if any, thereof or the rate of interest thereon (or the amount of any installment of interest thereon) or any premium payable upon the redemption thereof, or change the method of calculating the rate of interest thereon, or reduce the amount of principal of an original issue discount security that would be due and payable upon a declaration of acceleration of the maturity thereof pursuant to the indenture, or change the coin or currency (or other property) in which, any debt security or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the stated maturity thereof (or, in the case of redemption, on or after the redemption date, or, in the case of repayment at the option of the holders, on or after the repayment date);

(ii)

reduce the percentage in principal amount of the outstanding debt securities of any series, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver of compliance with certain provisions of the indenture or certain defaults under the indenture and their consequences provided for in the indenture; or

(iii)

modify any of the above provisions or the provisions of the indenture regarding the waiver of past defaults and the waiver of certain covenants by the holders of the debt securities, except to increase any such percentage vote required or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding debt security affected thereby.

The indenture contains provisions permitting us and the trustee to enter into supplemental indentures, without the consent of the holders of any debt securities, for any of the following purposes:

(i)	to evidence the succession of another person to us and the assumption by any such successor of the covenants applicable to us under the indenture and in the debt securities;

(ii)	to add to the covenants applicable to us for the benefit of the holders of all or any series of debt securities, or to surrender any right or power conferred upon us under the indenture;

(iii)	to add any additional events of default with respect to all or any series of debt securities;

(iv)

to add to or change any of the provisions of the indenture to such extent as shall be necessary to permit or facilitate the issuance of debt securities in bearer form, registrable or not registrable as to principal, and with or without interest coupons or to permit or facilitate the issuance of debt securities in uncertificated form;

(v)

to change or eliminate any of the provisions of the indenture, or to add any new provision to the indenture, in respect of one or more series of debt securities; provided, however, that any such change, elimination or addition either (A) shall neither (i) apply to any debt security of any series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor (ii) modify the rights of the holder of any such debt security with respect to such provision or (B) shall become effective only when there is no such debt security outstanding;

(vi)	to add collateral security with respect to the debt securities of any series and to provide for the terms and conditions of release or substitution thereof;

(vii)	to establish the issuance of and establish the form, terms and conditions of any additional debt securities of any series or tranche thereof as permitted by the indenture;

(viii)	to provide for uncertificated debt securities in addition to or in place of all, or any series or tranche of, certificated debt securities;

(ix)

to evidence and provide for the acceptance of appointment under the indenture by a successor trustee with respect to the debt securities of one or more series and to add to or change any of the provisions of the indenture as shall be necessary to provide for or facilitate the administration of the trusts thereunder by more than one trustee, pursuant to the requirements of the indenture;

(x)	to provide for a separate trustee or co-trustee;

(xi)

to change any place or places where (a) the principal of or premium, if any, or interest, if any, on all or any series of debt securities shall be payable, (b) all or any series of debt securities may be surrendered for registration or transfer, (c) all or any series of debt securities may be surrendered for exchange and (d) notices and demands to us in respect of all or any series of debt securities and the indenture may be served;

(xii)

to supplement any of the provisions of the indenture to such extent as shall be necessary to permit or facilitate the defeasance and discharge of any series of debt securities, or any tranche thereof, pursuant to the terms of the indenture, provided that any such action shall not adversely affect the interests of the holders of debt securities of such series or tranche or any other series of debt securities in any material respect;

(xiii)

to add one or more guarantees for the benefit of the holders of all or any series of debt securities under the indenture or evidence the release, termination or discharge of any such guarantee when such release, termination or discharge is permitted under the indenture;

(xiv)

to cure any ambiguity or to correct or supplement any provision contained in the indenture or in any supplemental indenture that may be defective or inconsistent with any other provision contained in the indenture or in any supplemental indenture; or

(xv)

to make any other provisions with respect to matters or questions arising under the indenture, provided that such action pursuant to this clause shall not adversely affect in any material respect the interests of the holders of any debt securities of any series outstanding on the date of such supplemental indenture.

The indenture also permits us and the trustee to enter into supplemental indentures, without the consent of the holders of any debt securities, to implement certain changes to the indenture if the TIA as in effect at the date of the execution and delivery of the indenture or at any time thereafter becomes amended.

Events of Default

An event of default with respect to debt securities of any series is defined in the indenture as being any one of the following events, unless such event is either inapplicable to a particular series or it is specifically deleted or modified with respect to such series of debt securities:

(i)

default in the payment of interest on any debt security of that series when it becomes due and payable, and continuance of such default for a period of 30 days; provided that a valid extension of the interest payment period by us as permitted under the terms of any debt security of that series shall not constitute a failure to pay interest for this purpose;

(ii)

default in the payment of the principal of (or premium, if any, on) any debt security of that series when due (and, in the case of technical or administrative difficulties, only if such default persists for a period of more than three business days);

(iii)	default in the deposit of any sinking fund payment, when and as due by the terms of a debt security of that series and continuance of such default for a period of 30 days;

(iv)

default in the performance, or breach, of any of our covenants or warranties in the indenture (other than covenants or warranties referred to in clauses (i), (ii) and (iii) above and covenants solely for the benefit of one or more series of debt securities other than that series) and continuance of such default or breach for a period of 90 days after we have been given written notice of default from the trustee or we and the trustee have been given written notice of default from the holders of at least 25% in aggregate principal amount of the outstanding debt securities of such series;

(v)	certain events of bankruptcy, insolvency, reorganization, administration or similar proceedings with respect to us have occurred; or

(vi)	any other event of default provided with respect to debt securities of that series pursuant to the indenture.

If an event of default under the indenture with respect to any series of outstanding debt securities occurs and is continuing, then the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of such series may by written notice declare the principal amount of the debt securities of such series (or, if the debt securities of such series are original issue discount securities or indexed securities, such portion of the principal amount of such debt securities as may be specified in the terms thereof) to be due and payable immediately and upon such declaration such principal amount (or specified amount), together with all accrued and unpaid interest thereon, shall become immediately due and payable. If an event of default under the indenture specified in clause (v) above occurs, then the principal amount of all the debt securities of each series then outstanding (or if any such debt securities are original issue discount securities or indexed securities, such portion of the principal amount of such debt securities as may be specified in the terms thereof) will automatically become immediately due and payable, together with all accrued and unpaid interest thereon, without any declaration or other act on the part of the trustee or any holders of the debt securities.

At any time after a declaration of acceleration with respect to debt securities of any series has been made and before a judgment or decree for payment of the money due has been obtained by the trustee, the event or events of default giving rise to such declaration of acceleration shall, without further act, be deemed to have been waived, and such declaration and its consequence shall, without further act, be deemed to have been rescinded and annulled if (i) all events of default with respect to debt securities of that series, other than nonpayment of the principal of and accrued and unpaid interest on the debt securities of such series that have become due solely by such declaration of acceleration, have been cured or waived as provided in the indenture, and (ii) we have paid or deposited irrevocably with the trustee a sum sufficient to pay (A) all overdue interest of all debt securities of such series, (B) the principal of (and premium, if any, on) any debt securities of such series that have become due otherwise than by such declaration of acceleration and interest thereon at the rate or rates prescribed therefor in such debt securities, (C) to the extent lawful, interest upon overdue interest at the rates borne by the debt securities of such series, unless another rate is provided in such debt securities and (D) certain amounts due to the trustee. The holders of not less than a majority in aggregate principal amount of the outstanding debt securities of any series also have the right to waive past defaults with respect to such series, except a default in paying principal, premium (if any) or interest on any debt security of that series, and except in respect of a covenant or a provision that cannot be modified or amended without the consent of all holders of the outstanding debt securities of that series affected.

The indenture imposes limitations on suits brought by holders of debt securities against us. Except for actions for payment of overdue principal, premium or interest, no holder of any debt security of any series may institute any action against us with respect to the indenture unless:

•	the holder has previously given written notice to the trustee of a continuing event of default with respect to the debt securities of that series;

•	the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of that series have made written request to the trustee to institute the action;

•	the requesting holders have offered the trustee indemnity against the reasonable expenses and liabilities to be incurred in complying with the request;

•	the trustee has not instituted the action within 60 days of receipt of the request and offer of indemnity; and

•

no direction inconsistent with the written request has been given to the trustee during such 60-day period by the holders of a majority in aggregate principal amount of the outstanding debt securities of that series.

If an event of default shall have occurred and be continuing in respect to any series of debt securities, the holders of a majority in aggregate principal amount of the outstanding debt securities of such series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of such series; provided, however, that if an event of default has occurred and is continuing with respect to more than one series of debt securities of equal ranking, the holders of a majority in aggregate principal amount of the outstanding debt securities of all such series of equal ranking, considered as one class, shall have the right to make such direction, and not the holders of the debt securities of any one of such series of equal ranking; provided further that (1) such direction shall not be in conflict with any rule of law or with the indenture, and (2) the trustee may take any other action deemed proper by the trustee which is not inconsistent with such direction.

Book-Entry; Delivery and Form; Global Securities

Global Securities

Unless otherwise specified in the applicable prospectus supplement, the debt securities of each series will be issued in the form of one or more global debt securities, in definitive, fully registered form without interest coupons, each of which we refer to as a “global security.” Unless otherwise specified in the applicable prospectus supplement, each such global security will be deposited with the trustee as custodian for The Depository Trust Company (DTC) and registered in the name of a nominee of DTC in New York, New York.

Ownership of beneficial interests in a global security will be limited to persons who have accounts with DTC (DTC participants) or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•

upon the issuance of a global security and deposit of the global security with DTC’s custodian, DTC will credit portions of the principal amount of the global security to the accounts of DTC participants; and

•

ownership of beneficial interests in a global security will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants or persons who hold interests through DTC participants (with respect to other owners of beneficial interests in the global security).

Beneficial interests in a global security may not be exchanged for debt securities in physical, certificated form except in the limited circumstances described below.

Book-Entry Procedures for the Global Securities

All interests in the global securities will be subject to the operations and procedures of DTC. We provide the following summary of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by that settlement system and may be changed at any time. Neither we, the trustee nor any underwriter is responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC or its nominee is the registered owner of a global security, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the debt security represented by that global security for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global security:

•	will not be entitled to have a debt security represented by the global security registered in their names;

•	will not receive or be entitled to receive a physical, certificated debt security; and

•

will not be considered the owners or holders of the debt security represented by the global security under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global security must rely on the procedures of DTC to exercise any rights of a holder of the debt security under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal, premium, if any, and interest with respect to the debt securities represented by a global security will be made on behalf of GM by the trustee or other paying agent to DTC or its nominee as the registered holder of the global security. Neither we nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global security, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global security will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds. If the laws of a jurisdiction require that certain persons take physical delivery of securities in definitive form, the ability to transfer beneficial interests in a global security to such persons may be limited. Because DTC can only act on behalf of participants, who in turn act on behalf of others, the ability of a person having a beneficial interest in a global security to pledge its interest to a person or entity that does not participate in the DTC system, or otherwise take actions in respect of its interest, may be affected by the lack of a physical security.

Certificated Debt Securities

A global security may be exchanged for debt securities in physical, certificated form (which would be registered in such names as DTC shall direct) only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global security and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days;

•	we, at our option, notify the trustee that we elect to cause the issuance of certificated debt securities; or

•	events of default with respect to the debt securities under the indenture should occur and be continuing.

No Individual Liability of Incorporators, Stockholders, Officers or Directors

The indenture provides that no past, present or future director, officer, stockholder or employee of us, any of our affiliates, or any successor corporation shall have any liability for any obligation, covenant or agreement of us or any guarantor under the indenture or any supplemental indenture or in the debt securities.

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

Concerning the Trustee

The Bank of New York Mellon is the trustee under the indenture.

The indenture provides that if the trustee has or acquires any conflicting interest within the meaning of the TIA with respect to the debt securities of any series, it must either eliminate such conflicting interest or resign to the extent, in the manner and with the effect, and subject to the conditions, provided in the TIA and the indenture.

DESCRIPTION OF PREFERRED STOCK

Our Certificate of Incorporation authorizes our Board of Directors to create and provide for the issuance of one or more series of preferred stock, par value $0.01 per share, without the approval of our stockholders. Our Board of Directors is authorized to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof. Our Certificate of Incorporation currently authorizes our Board of Directors to issue 2,000,000,000 shares of preferred stock. As of January 24, 2020, there were no shares of preferred stock outstanding. The terms of any shares of preferred stock offered pursuant to this prospectus will be set forth in an applicable prospectus supplement.

DESCRIPTION OF COMMON STOCK

Our only class of common stock is our common stock, par value $0.01 per share. Our Certificate of Incorporation currently authorizes our Board of Directors to issue 5,000,000,000 shares of common stock. As of January 24, 2020, 1,429,002,063 shares of our common stock were issued and outstanding. There are no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of our common stock are fully paid and non-assessable.

Dividend Rights

The DGCL and our Certificate of Incorporation do not require our Board of Directors to declare dividends on our common stock. The declaration of any dividend on our common stock is a matter to be acted upon by our Board of Directors in its sole discretion. Our payment of dividends on our common stock in the future will be determined by our Board of Directors in its sole discretion and will depend on business conditions, our financial condition, earnings and liquidity, and other factors.

The DGCL restricts the power of our Board of Directors to declare and pay dividends on our common stock. The amounts which may be declared and paid by our Board of Directors as dividends on our common stock are subject to the amount legally available for the payment of dividends on our common stock by us under the DGCL. In particular, under the DGCL, we can only pay dividends to the extent that we have surplus—the extent by which the fair market value of our net assets exceeds the amount of our capital—or to the extent of our net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. In addition, dividends on our common stock are subject to any preferential rights on any outstanding series of preferred stock authorized for issuance by our Board of Directors in accordance with our Certificate of Incorporation. As of January 24, 2020, there were no shares of preferred stock outstanding.

Voting Rights

Our Certificate of Incorporation provides that, except as may otherwise be provided in a certificate of designations relating to any outstanding series of preferred stock or by applicable law, the holders of shares of common stock shall be entitled to one vote for each such share upon each matter presented to the stockholders and the common stock shall have the exclusive right to vote for the election of directors and for all other purposes. Holders of our common stock do not possess cumulative voting rights.

Under our Bylaws, in uncontested elections of directors, those nominees receiving the affirmative vote of a majority of the votes cast with respect to that director’s election at a meeting at which a quorum is present shall be elected. A majority of votes cast means that the number of votes for a nominee must exceed 50% of the votes cast with respect to the election of that nominee (excluding any abstentions). In certain contested elections, the nominees who receive a plurality of votes cast with respect to the election of directors at a meeting at which a quorum is present shall be elected. Under our Bylaws, any other corporate action put to a stockholder vote shall be decided by the vote of the holders of a majority of the voting power of the shares entitled to vote thereon present in person or by proxy at the meeting, unless otherwise provided by law, rule or regulation, including any stock exchange rule or regulation, applicable to the Company.

Liquidation Rights

In the event of any liquidation, dissolution or winding up of the Company, the holders of our common stock would be entitled to receive, after payment or provision for payment of all of our debts and liabilities, all of our assets available for distribution. Holders of our preferred stock, if any such shares are then outstanding, may have a priority over the holders of common stock in the event of any liquidation or dissolution.

Transfer Agent and Registrar

Computershare Trust Company, N.A. is the transfer agent and registrar for our common stock.

Listing

Our common stock is listed on the New York Stock Exchange under the symbol “GM.”

DESCRIPTION OF WARRANTS

The terms of any warrants to purchase securities to be offered pursuant to this prospectus and a description of the material provisions of any applicable warrant agreement relating to such warrants will be set forth in an applicable prospectus supplement.

PLAN OF DISTRIBUTION

The securities may be offered through agents, through underwriters or dealers, directly to one or more purchasers or through a combination of any of these methods of sale. The specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation will be identified in a prospectus supplement.

LEGAL MATTERS

Unless otherwise specified in the accompanying prospectus supplement, the validity of the securities offered hereby will be passed upon for us by Honigman LLP.

EXPERTS

The consolidated financial statements of General Motors Company as of and for the years ended December 31, 2019 and 2018, incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, and the effectiveness of General Motors Company’s internal control over financial reporting as of December 31, 2019, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The financial statements of General Motors Company as of and for the year ended December 31, 2017, incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public through the Internet at the SEC’s website at http://www.sec.gov.

We also make available free of charge on our website at https://www.gm.com all of the documents that we file with the SEC. Information contained on, or that can be accessed through, our website is not incorporated by reference into this prospectus, and you should not consider such information as part of this prospectus.

This prospectus is part of a registration statement that we filed with the SEC and does not contain all of the information in the registration statement. The full registration statement, including exhibits to the registration statement, provides additional information about us and may be obtained from the SEC or us, as provided above.

$2,250,000,000

$1,000,000,000 5.400% Senior Notes due 2029

$1,250,000,000 5.600% Senior Notes due 2032

Joint Book-Running Managers

Barclays	BNP PARIBAS Sustainability Agent	BofA Securities	Citigroup

Credit Agricole CIB Sustainability Agent	Goldman Sachs & Co. LLC	J.P. Morgan	Morgan Stanley

Joint Lead Managers

BBVA	Deutsche Bank Securities	IMI – Intesa Sanpaolo	Lloyds Securities
Mizuho Securities	Santander	SOCIETE GENERALE	SMBC Nikko

Co-Managers

COMMERZBANK	ICBC Standard Bank	ING	RBC Capital Markets
Scotiabank	TD Securities	Truist Securities	UniCredit Capital Markets
Wells Fargo Securities	C.L. King & Associates	Loop Capital Markets	Mischler Financial Group, Inc.
Ramirez & Co., Inc.		Siebert Williams Shank

July 28, 2022